SCHEDULE 14A

(Rule 14a-101)

    INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

ROSS STORES, INC.
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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 13, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 Ross Stores, Inc. Annual Meeting of Stockholders, which will be held on Wednesday, May 19, 2010 at 1:00 p.m. PDT, at our corporate offices located at 4440 Rosewood Drive, Pleasanton, California 94588-3050. If you will need special assistance at the meeting, please contact Ms. Lovita Brewer, Legal Department, Ross Stores, Inc., 4440 Rosewood Drive, Pleasanton, California 94588-3050, (925) 965-4231, at least ten days before the meeting.

Thank you for your commitment to Ross Stores and for your cooperation in voting your proxy without delay. You may vote your shares by Internet, toll-free telephone number, or mail. Instructions regarding all three methods of voting are included in this Proxy Statement on the page following the Notice of Annual Meeting of Stockholders.

Sincerely,

ROSS STORES, INC.

Michael Balmuth
Vice Chairman and
Chief Executive Officer

ROSS STORES, INC.

Notice of Annual Meeting of Stockholders
to be Held on May 19, 2010

To Our Stockholders:

Please take notice that the 2010 Ross Stores, Inc. Annual Meeting of Stockholders (the “Annual Meeting”) will be held on Wednesday, May 19, 2010 at 1:00 p.m. PDT, at our corporate offices located at 4440 Rosewood Drive, Pleasanton, California 94588-3050, for the following purposes:

1.	To elect three Class III directors for a three-year term.

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 29, 2011.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on March 26, 2010 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. For ten days prior to the Annual Meeting, a complete list of stockholders of record entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose related to the Annual Meeting during ordinary business hours at the Company’s corporate offices located at 4440 Rosewood Drive, Pleasanton, California 94588-3050.

The available voting methods (by Internet, by telephone, or by mail), are described on the next page. We would appreciate you submitting your proxy vote as soon as possible so that your shares will be represented at the meeting.

By order of the Board of Directors,

Mark LeHocky
Corporate Secretary

April 13, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2010: A complete set of proxy materials relating to our Annual Meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report, may be viewed at www.proxyvote.com, where you may also cast your vote.

PRINTED ON RECYCLED PAPER

VOTING METHODS

The accompanying Proxy Statement describes proposals that are being submitted for a vote by stockholders at the Ross Stores, Inc. 2010 Annual Meeting to be held on May 19, 2010. If you are a stockholder of record of Ross Stores, Inc. as of March 26, 2010, you have the right to vote your shares, and may elect to do so, by Internet, by telephone, or by mail. You may also revoke your proxy at any time before the Annual Meeting. Please help us save time and postage costs by voting by Internet or by telephone. Both methods are generally available 24-hours-a-day, seven days a week and will ensure that your vote is confirmed and posted immediately. To vote:

1.	BY INTERNET

	a.	Go to the web site at www.proxyvote.com 24-hours-a-day, seven days a week.
	b.	Enter the Control Number that appears on the Proxy Card.
	c.	Follow the simple instructions.

2.	BY TELEPHONE

	a.	On a touch-tone telephone, call toll-free 1-800-690-6903, 24-hours-a-day, seven days a week.
	b.	Enter the Control Number that appears on the Proxy Card.
	c.	Follow the simple recorded instructions.

3.	BY MAIL (Do not mail the proxy card if you are voting by Internet or telephone.)

	a.	Mark your selections on the proxy card.
	b.	Date and sign your name exactly as it appears on your proxy card.
	c.	Mail the proxy card in the enclosed postage-paid envelope.

If your shares are held in the name of a bank, broker or other holder of record, you are considered a beneficial owner, whose stock is held in “street name”, and you will receive instructions for granting proxies from your bank, broker or other agent, rather than a proxy card. Your broker or nominee will enclose a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares. A number of brokers and banks, however, are participating in a program provided through Broadridge Financial Solutions Inc. (“Broadridge”) that offers the means to grant proxies to vote shares by Internet and by telephone. If your shares are held in an account with a broker or bank participating in the Broadridge program, you may grant a proxy to vote those shares by Internet or by calling the telephone number shown on the instruction form received from your broker or bank.

We must receive votes submitted by Internet, phone, or mail by 11:59 p.m. PDT on May 18, 2010. Submitting your proxy via the telephone or Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.

Note about your vote and stock in brokerage accounts: Under recent regulatory changes, if YOU do not vote your shares on proposal one (election of directors), your brokerage firm can no longer vote them for you; those shares will remain unvoted. Previously, if your broker did not receive instructions from you, they were permitted to vote your shares for you in routine director elections. However, starting January 1, 2010, stock exchange rules have changed and brokers are no longer allowed to vote uninstructed shares. So please make your vote count and provide instructions to your broker regarding the election of directors.

Your vote is important. Thank you for voting.

Non-Qualified Deferred Compensation	35

Potential Payments Upon Termination or Change in Control	36

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	42

RELATED PERSON TRANSACTIONS	42

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	42

PROXY SOLICITATION FEES	42

TRANSACTION OF OTHER BUSINESS	43

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING	43

PROXY STATEMENT

2010 ANNUAL MEETING OF STOCKHOLDERS

ROSS STORES, INC.
4440 Rosewood Drive
Pleasanton, California 94588-3050
(925) 965-4400
www.rossstores.com

PROXY SOLICITATION

The accompanying Proxy is solicited by the Board of Directors of Ross Stores, Inc., a Delaware corporation (“we” or the "Company"), for use at the Company’s 2010 Annual Meeting of Stockholders to be held on Wednesday, May 19, 2010 at 1:00 p.m. PDT, or any adjournment thereof (the “Annual Meeting”), at which stockholders of record at the close of business on March 26, 2010 are entitled to vote. The Annual Meeting will be held at our corporate offices located at 4440 Rosewood Drive, Pleasanton, California 94588-3050.

The date of this Proxy Statement is April 13, 2010, the date on which this Proxy Statement and the accompanying Proxy were first sent or given to stockholders. The Annual Report to Stockholders for the fiscal year ended January 30, 2010, including financial statements, is enclosed with this Proxy Statement.

The purpose of this Proxy Statement is to provide our stockholders with certain information regarding the Company and its management and to provide summaries of the matters to be voted upon at the Annual Meeting. The stockholders will be asked to: (1) elect three Class III directors to serve a three-year term, (2) ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 29, 2011, and (3) transact such other business as may properly come before the Annual Meeting or any adjournments or postponements.

We had outstanding, on March 26, 2010, our record date, 122,372,280 shares of common stock, par value $0.01, all of which are entitled to vote with respect to all matters to be acted upon at the meeting. Each stockholder is entitled to one vote for each share of stock held. Our Bylaws provide that a majority of all shares entitled to vote, whether present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. For ten calendar days prior to the Annual Meeting, the Company's stockholder list will be available for viewing by the stockholders for any purpose related to the Annual Meeting during ordinary business hours at our corporate offices located at 4440 Rosewood Drive, Pleasanton, California 94588-3050.

All valid proxies received before the Annual Meeting, including proxies granted over the Internet or by telephone submitted prior to midnight the night before the Annual Meeting, will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted FOR each nominee and FOR each proposal. Any proxy given pursuant to this solicitation may be revoked by the person giving it, at any time before it is exercised, by filing with our Corporate Secretary an instrument revoking it, by presenting at the meeting a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

STOCK OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information as of March 1, 2010 (except for the institutional investors as noted in footnote (2)) regarding the ownership of the common stock of the Company by (i) all persons who, to the knowledge of the Company, were the beneficial owners of more than 5% of the outstanding shares of common stock of the Company, (ii) each director and each of the executive officers named in the Summary Compensation Table, and (iii) all executive officers and directors of the Company as a group. Common stock is the only issued and outstanding equity security of the Company.

Name of Beneficial Owner and	Amount and Nature of	(1)	Percent of Common
the Directors and Executive Officers	Beneficial Ownership		Stock Outstanding
FMR LLC	15,679,682	(2)	12.7%
82 Devonshire St.
Boston, MA 02109

BlackRock, Inc.	12,107,763	(2)	9.8%
40 East 52nd St.
New York, NY 10022

Vanguard Group, Inc.	6,917,211	(2)	5.6%
100 Vanguard Blvd.
Malvern, PA 19355

Michael Balmuth	513,220	(3)	*

K. Gunnar Bjorklund	56,579	(4)	*

Michael J. Bush	58,097	(5)	*

Norman A. Ferber	61,864	(6)	*

Sharon D. Garrett	53,864	(7)	*

George P. Orban	1,417,025	(8)	1.2%

Gregory L. Quesnel	3,740	(9)	*

Donald H. Seiler	627,259	(10)	*

John G. Call	165,430	(11)	*

Barbara Rentler	334,519	(12)	*

Michael B. O’Sullivan	420,208	(13)	*

Lisa Panattoni	211,847	(14)	*

All executive officers (as defined by Rule 3b-7 of the Securities and Exchange Act of 1934) and directors as a group (13 persons, including the executive officers and directors named above)	4,272,876	(15)	3.5%
____________________
*Less than 1%

(1)	To the knowledge of the Company, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable, and the information contained in the footnotes to this table.

(2)	Information is as of December 31, 2009 and based on Schedule 13G and 13G/A filings made with the Securities and Exchange Commission. BlackRock, Inc.’s filing includes ownership reflected in prior 13G filings by Barclays Global Investors, NA and applicable affiliates.

(3)	Mr. Balmuth. Includes options to purchase 78,842 shares of the Company's common stock exercisable within 60 days of March 1, 2010. Also includes 268,690 shares of the Company's common stock that were granted under the Company's 2004 and 2008 Equity Incentive Plans, which remain subject to vesting. Also includes 161,292 shares of the Company’s common stock granted pursuant to a Performance Share Award under the 2008 Equity Incentive Plan, which remain subject to vesting.

(4)	Mr. Bjorklund. Includes options to purchase 52,249 shares of the Company’s common stock exercisable within 60 days of March 1, 2010. Also includes 3,615 shares of the Company’s common stock that were granted under the Company’s 2008 Equity Incentive Plan, which remain subject to vesting.

(5)	Mr. Bush. Includes options to purchase 52,249 shares of the Company’s common stock exercisable within 60 days of March 1, 2010. Also includes 3,615 shares of the Company’s common stock that were granted under the Company’s 2008 Equity Incentive Plan, which remain subject to vesting.

(6)	Mr. Ferber. Includes options to purchase 58,249 shares of the Company’s common stock exercisable within 60 days of March 1, 2010. Also includes 3,615 shares of the Company’s common stock that were granted under the Company’s 2008 Equity Incentive Plan, which remain subject to vesting.

(7)	Ms. Garrett. Includes options to purchase 50,249 shares of the Company’s common stock exercisable within 60 days of March 1, 2010. Also includes 3,615 shares of the Company’s common stock that were granted under the Company’s 2008 Equity Incentive Plan, which remain subject to vesting.

(8)	Mr. Orban. Includes 1,188,496 shares held in the name of Orban Partners and 74,750 shares held indirectly by Mr. Orban for his minor children. Mr. Orban, a director of the Company, is a general partner and managing partner of Orban Partners. Also includes options to purchase 66,249 shares of the Company's common stock exercisable within 60 days of March 1, 2010. Also includes 3,615 shares of the Company’s common stock that were granted under the Company’s 2008 Equity Incentive Plan, which remain subject to vesting.

(9)	Mr. Quesnel. Includes 3,740 shares of the Company’s common stock that were granted under the Company’s 2008 Equity Incentive Plan, which remain subject to vesting.

(10)	Mr. Seiler. Includes options to purchase 7,869 shares of the Company's common stock exercisable within 60 days of March 1, 2010. Also includes 3,615 shares of the Company’s common stock that were granted under the Company’s 2008 Equity Incentive Plan, which remain subject to vesting.

(11)	Mr. Call. Includes options to purchase 128,000 shares of the Company's common stock exercisable within 60 days of March 1, 2010. Also includes 21,000 shares of the Company's common stock that were granted under the Company's 2004 and 2008 Equity Incentive Plans, which remain subject to vesting. Also includes 5,866 shares of the Company’s common stock granted pursuant to a Performance Share Award under the 2008 Equity Incentive Plan, which remain subject to vesting.

(12)	Ms. Rentler. Includes options to purchase 39,000 shares of the Company's common stock exercisable within 60 days of March 1, 2010. Also includes 253,596 shares of the Company's common stock that were granted under the Company's 2004 and 2008 Equity Incentive Plans, which remain subject to vesting. Also includes 23,462 shares of the Company’s Common Stock granted pursuant to a Performance Share Award under the 2008 Equity Incentive Plan, which remain subject to vesting.

(13)	Mr. O’Sullivan. Includes options to purchase 197,919 shares of the Company's common stock exercisable within 60 days of March 1, 2010. Also includes 186,195 shares of the Company's common stock that were granted under the Company's 2004 and 2008 Equity Incentive Plans, which remain subject to vesting. Also includes 23,462 shares of the Company’s common stock granted pursuant to a Performance Share Award under the 2008 Equity Incentive Plan, which remain subject to vesting.

(14)	Ms. Panattoni. Includes 187,767 shares of the Company's common stock that were granted under the Company's 2004 and 2008 Equity Incentive Plans, which remain subject to vesting. Also includes 23,462 shares of the Company’s common stock granted pursuant to a Performance Share Award under the 2008 Equity Incentive Plan, which remain subject to vesting.

(15)	Includes 844,207 shares subject to outstanding options held by directors and executive officers, which were exercisable within 60 days of March 1, 2010. Also includes 1,139,058 shares of the Company's common stock granted under the Company's 2004 and 2008 Equity Incentive Plans that remain subject to vesting. Also includes 255,140 shares of the Company’s Common Stock granted pursuant to Performance Share Awards under the 2008 Equity Incentive Plan, which remain subject to vesting.

PROPOSAL 1
ELECT CLASS III DIRECTORS

If elected, each nominee will hold office for a three-year term or until his successor is elected and qualified, unless he resigns or his office becomes vacant by death, removal, or other cause in accordance with the Bylaws of the Company. Management knows of no reason why any of these nominees should be unable or unwilling to serve, but if any nominee(s) should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person(s) for the office of director as the Nominating and Corporate Governance Committee may recommend in the place of such nominee(s).

Vote Required and Board of Directors’ Recommendation

The plurality of the votes cast by the holders of shares of common stock present or represented by proxy and voting at the Annual Meeting will determine the election of the directors. Therefore, the three nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes will be counted as present in determining if a quorum is present but will not affect the election of directors.

The Board of Directors unanimously recommends that the stockholders vote FOR the three Class III director nominees listed below – Michael J. Bush, Norman A. Ferber, and Gregory L. Quesnel.

INFORMATION REGARDING NOMINEES AND INCUMBENT DIRECTORS

The Certificate of Incorporation and the Bylaws of the Company provide that the number of members of the Board of Directors of the Company (the “Board”) may be fixed from time to time exclusively by the Board and that the directors shall be divided into three classes as nearly equal in number as possible. The term of office of each class of directors is three years and the terms of office of the three classes overlap. The Board currently consists of nine authorized members. There is currently one vacancy in the Class I directors; that class will be standing for re-election at the Annual Meeting of Stockholders in 2011.

The terms of the three current Class III directors, Michael J. Bush, Norman A. Ferber and Gregory L. Quesnel, will expire on the date of the upcoming Annual Meeting. Accordingly, three persons are to be elected to serve as Class III directors of the Board of Directors at the meeting. The Nominating and Corporate Governance Committee’s nominees for election by the stockholders to serve as members of Class III of the Board are the three incumbent Class III directors. If elected, the nominees will serve as directors until the Annual Meeting of Stockholders in 2013 and until their successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, the proxies may be voted for such substitute nominees as the Nominating and Corporate Governance Committee may designate. Proxies cannot be voted for more than three nominees.

The following table indicates the name, age, business experience, principal occupation and term of office of each nominee standing for election at the 2010 Annual Meeting, and of each director of the Company whose term of office as a director will continue after the 2010 Annual Meeting.

Principal Position			Director
During Last Five Years		Age	Since
Nominees for Election as Class III Directors with Terms Expiring in 2013

Michael J. Bush
Member of the Board of Directors, NTN Buzztime, Inc., since 2009; President and CEO, 3 Day Blinds, Inc. since 2007. Managing Member, B IV Investments, LLC since 2007. President and Chief Executive Officer, Anchor Blue Retail Group from 2003 to 2007; President and Chief Executive Officer, Bally, North America, Inc. and a member of the Board of Directors of Bally International AG from 2000 to 2002; Executive Vice President, Chief Operating Officer and Director of Movado, Inc. from 1995 to 2000; Senior Vice President of Strategic Planning and Marketing of the Company from 1991 to 1995; Senior Consultant at Bain & Co. from 1985 to 1991. The Nominating and Corporate Governance Committee has noted Mr. Bush’s executive and retail experience.
		49	2001

Norman A. Ferber	Consultant to the Company since 1996. Chairman of the Board since 1993; Chief Executive Officer of the Company from 1993 to 1996; President and Chief Executive Officer from 1988 to 1993; President and Chief Operating Officer from 1987 to 1988. Prior to 1987, Mr. Ferber was Executive Vice President, Merchandising, Marketing, and Distribution of the Company. The Nominating and Corporate Governance Committee has noted Mr. Ferber’s long history and extensive executive and merchandising experience with the Company.	61	1987

Gregory L. Quesnel
Member of the Board of Directors, SYNNEX Corporation, since September 2005 (also Chairman of Audit Committee, and member of Audit, Executive, Nominating and Corporate Governance committees); Member of the Board of Directors, Potlatch Corporation since 2000 (also member of Audit, Finance, Compensation, and Nominating and Corporate Governance committees; Chief Executive Officer, Con-Way (CNF, Inc.), from 1997 to 2004, Executive Vice President and Chief Financial Officer from 1994 to 1997; Senior Vice President and Chief Financial Officer from 1991 to 1994; prior executive and management positions 1975 to 1991. Prior finance roles with Evans Products Company and Chevron Corporation. The Nominating and Corporate Governance Committee has noted Mr. Quesnel’s executive and financial experience.
		61	2009

Incumbent Class I Directors with Terms Expiring in 2011

George P. Orban	Managing partner of Orban Partners, a private investment company, since 1984. Chairman of the Board of Egghead.com, Inc. from 1997 to 2001, and Chief Executive Officer from 1997 to 1999. The Nominating and Corporate Governance Committee has noted Mr. Orban’s executive retail experience and his longstanding familiarity with the Company.	64	1982

Donald H. Seiler	Founding Partner of Seiler, LLP since 1957. Mr. Seiler is a Certified Public Accountant. The Nominating and Corporate Governance Committee has noted Mr. Seiler’s financial and accounting experience and his longstanding familiarity with the Company.	81	1982

Incumbent Class II Directors with Terms Expiring in 2012

Michael Balmuth	Vice Chairman of the Board and Chief Executive Officer of the Company since 1996; President from 2005 to 2009; Executive Vice President, Merchandising from 1993 to 1996; and Senior Vice President, Merchandising from 1989 to 1993. The Nominating and Corporate Governance Committee has noted Mr. Balmuth’s long history and extensive executive and merchandising experience with the Company.	59	1996

K. Gunnar Bjorklund	Managing Director, Sverica International, since 1991. From 1987 to 1990, Director, Corporate Strategic Planning for American Express Company. Management Consultant with McKinsey & Company from 1985 to 1987. The Nominating and Corporate Governance Committee has noted Mr. Bjorklund’s executive and consulting experience.	50	2003

Sharon D. Garrett	Senior Vice President, Reimbursement Services, American Medical Response, Inc., since 2007; Management Consultant, 2006-2007; Executive Vice President, Enterprise Services, PacifiCare Health Systems from 2002 to 2005. Chief Executive Officer of Zyan Communications from April 2000 to November 2000. Senior Vice President and Chief Information Officer of The Walt Disney Company from 1989 to 2000. From 1986 to 1989, Deputy Director of UCLA Medical Center. The Nominating and Corporate Governance Committee has noted Ms. Garrett’s executive and operational experience.	61	2000

During fiscal 2009, the Board held five meetings. No incumbent member of the Board, while serving in such capacity, attended fewer than 75% of the total number of Board meetings and applicable Committee meetings held during the year. The Board of Directors has determined that Ms. Garrett and Messrs. Bjorklund, Bush, Orban, Quesnel, and Seiler are each an independent director under the applicable NASDAQ Stock Market, Inc. Global Select Market’s (“NASDAQ”) applicable listing standards. During the fiscal year, the independent directors had three meetings in executive session without management.

We have standing audit, compensation and nominating and corporate governance committees. The Board has adopted written charters for each of these committees, which are posted on the Company’s corporate website, www.rossstores.com, in the “Investors” section under “Corporate Governance”. The Board has also adopted a Code of Ethics for Senior Financial Officers and a Code of Business Conduct and Ethics that applies to all of our employees, officers, directors and business partners. Both of these Codes also are posted on the Company’s website, as are the Company’s Corporate Governance Guidelines adopted by the Nominating and Corporate Governance Committee.

Board Leadership Structure, Risk Management and Committees. Our Board has separated the roles of Chairman and Chief Executive Officer, and has appointed Norman A. Ferber to serve as Chairman. Mr. Ferber is not an employee or executive officer of the Company, but has worked as a consultant to the Company since 1996. He was formerly the Company’s Chief Executive Officer, from January 1988 through August 1996. Our Chief Executive Officer, Michael Balmuth, has been designated Vice Chairman of the Board.

Our Board exercises oversight over our risk management activities, requesting and receiving reports from management, including direct reports made to our Board by non-executive officers with responsibility for risk management in various parts of our business. Our Board has delegated primary responsibility for oversight of risks relating to financial controls and reporting to our Audit Committee, which in turn reports to the full Board on such matters as appropriate.

Audit Committee. The members of the Audit Committee during fiscal 2009 were Ms. Garrett and Messrs. Seiler, Bush, and Quesnel. Each of the members of the Audit Committee is independent under the applicable NASDAQ listing standards. The Board of Directors has also determined that Mr. Seiler is considered to be an “audit committee financial expert” and that Ms. Garrett and Messrs. Bush, and Quesnel are each “financially literate”, as those terms are defined in rules issued by the Securities and Exchange Commission. The functions of the Audit Committee include retaining the Company’s independent auditors, reviewing their independence, reviewing and approving the planned scope of the annual audit, reviewing and approving any fee arrangements with the auditors, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, oversight relating to the adequacy of accounting and financial controls, reviewing the Company’s critical accounting policies, oversight of the internal audit function, and reviewing and approving related party transactions. The Audit Committee held eight meetings during the 2009 fiscal year. The functions and activities of the Audit Committee are further described below under the heading Board of Directors Audit Committee Report.

The Audit Committee also assists the Board in oversight of certain Company risks, particularly in the areas of internal controls, financial reporting, the internal audit function, and review of related party transactions.

Compensation Committee. The members of the Compensation Committee during fiscal 2009 were Messrs. Orban and Bjorklund, each of whom is independent for purposes of the applicable NASDAQ listing standards. This committee held six meetings during fiscal 2009. The Compensation Committee serves to carry out the responsibilities of the Board of Directors relating to compensation of the Company's executives, including the compensation of the Company’s Chief Executive Officer. This committee oversees and administers the policies and plans that govern the cash, equity and incentive compensation of executive officers and non-employee directors of the Company. This committee also is responsible for administering and establishing the terms, criteria and size of equity compensation grants under the Company's 2008 Equity Incentive Plan and applicable predecessor plans (collectively, the “Equity Incentive Plans”) and Incentive Compensation Plan, and administering the Company’s Employee Stock Purchase Plan, 401(k) Plan and Nonqualified Deferred Compensation Plan. This committee is also appointed to assist the Board in succession planning and development and retention of senior management talent, to ensure leadership continuity and organizational strength to achieve the Company's short and long-term goals.

The Company has reviewed its compensation policies and practices with respect to risk-taking incentives and risk management, and does not believe that potential risks arising from its compensation polices or practices are reasonably likely to have a material adverse effect on the Company.

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee during fiscal 2009 were Ms. Garrett and Messrs. Bjorklund, Bush, Orban, Quesnel, and Seiler. Each of the members of the Nominating and Corporate Governance Committee is independent for purposes of the applicable NASDAQ listing standards. The Nominating and Corporate Governance Committee considers qualified candidates for appointment and nomination for election to the Board of Directors and makes recommendations to the full Board concerning such candidates. This committee also provides oversight on matters involving corporate governance. This committee held four meetings during fiscal 2009.

Biographical information concerning our executive officers is contained in our Annual Report on Form 10-K for the fiscal year ended January 30, 2010.

Policy and Procedure for Director Nomination

The Nominating and Corporate Governance Committee is responsible for reviewing the qualifications, independence and skill of candidates for election to the Board of Directors. The Nominating and Corporate Governance Committee does not have a formal policy regarding Board diversity; however, this Committee seeks to promote a well-rounded Board, with a balance and diversity of skills and experience appropriate for the Company’s business. When there is a vacancy on the Board of Directors, the Nominating and Corporate Governance Committee is responsible for evaluating candidates to fill such vacancy. This Committee has a policy with regard to the assessment of director candidates, including candidates recommended by stockholders. This assessment generally will include consideration of criteria including those listed below:

(i)	personal and professional integrity, ethics and values;
(ii)
experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment;

(iii)	relevant business experience, at a senior management level, preferably in a retail or related industry;
(iv)	experience as a board member of another publicly held company;
(v)	academic expertise in an area of the Company’s operations;
(vi)	practical and mature business judgment, including the ability to make independent analytical inquiries;
(vii)	whether the nominee is “independent” for purposes of Securities and Exchange Commission rules and NASDAQ listing standards applicable to the Company;
(viii)	potential conflicts of interest; and
(ix)	other qualifications and characteristics the Committee believes are pertinent.

In considering candidates, the Nominating and Corporate Governance Committee evaluates qualified candidates for nomination for election to open seats on the Board of Directors and makes a recommendation to the full Board concerning such candidates. The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders, based on the same criteria listed above that would apply to candidates identified by a Committee member. There are no specific, minimum qualifications formulated by the Nominating and Corporate Governance Committee that must be met by a nominee recommended by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee believes that it is desirable for a majority of our directors to satisfy the definition of independence for purposes of the applicable NASDAQ listing standards, and for at least one director to possess the attributes necessary to be an “audit committee financial expert”.

Any stockholder who wishes to recommend a director candidate must submit the recommendation in writing to us at our principal executive offices, to the attention of the Nominating and Corporate Governance Committee, so that it is received no later than 120 calendar days before the one year anniversary of the mailing date of our prior year’s Proxy Statement sent to stockholders. A stockholder who recommends a person as a potential director candidate may be requested by the Nominating and Corporate Governance Committee to provide further information for purposes of evaluating the candidate and for the purpose of providing appropriate disclosure to stockholders.

Stockholder Communications with the Directors

The Board has adopted a process for stockholders to communicate with the Board and/or with individual directors. Stockholders may address such communications in writing to the Chairman of the Board, or to any individual director(s), c/o Ross Stores, Inc., 4440 Rosewood Drive, Pleasanton, California 94588-3050. Communications from stockholders to one or more directors will be collected and organized by our Corporate Secretary under procedures approved by the independent directors. The Corporate Secretary will forward all communications to the Chairman of the Board of Directors, or to the identified director(s), as soon as practicable, although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently. The Corporate Secretary may, at his or her discretion, not forward correspondence that is primarily commercial in nature or if it relates to an improper or irrelevant topic. If multiple communications are received on a similar topic, the Corporate Secretary may, at his or her discretion, forward only representative correspondence.

Director Attendance at Annual Meeting

We typically schedule a Board meeting in conjunction with the Annual Meeting. We expect, but do not require, that all directors will attend, absent a valid reason, such as an unavoidable scheduling conflict. Last year, all of the then members of the Board of Directors attended the 2009 Annual Meeting.

COMPENSATION OF DIRECTORS

The chart below summarizes all compensation earned by all persons serving on our Board of Directors, for their services during fiscal 2009:

Director Compensation (Fiscal 2009)
	Fees Earned or	Option		All Other
	Paid	Awards	Stock Awards	Compensation	Total
Name	in Cash (1)	(2)	(3)	(4)	Compensation
Norman A. Ferber	$0	$ 0	$78,281	$1,338,948	$1,417,229
Michael Balmuth*	$0	$ 0	$0	$0	$0
K. Gunnar Bjorklund	$55,500	$ 0	$78,281	$0	$133,781
Michael J. Bush	$63,500	$ 0	$78,281	$0	$141,781
Sharon D. Garrett	$63,500	$ 0	$78,281	$0	$141,781
George P. Orban	$80,500	$ 0	$78,281	$0	$158,781
Gregory L. Quesnel**	$32,500	$ 0	$133,929	$0	$166,429
Donald H. Seiler	$107,500	$ 0	$78,281	$0	$185,781

*
Mr. Balmuth does not receive any separate compensation for his service as a member of the Board. Information regarding compensation for Mr. Balmuth is reflected in the Summary Compensation Table and the other tables and accompanying discussion.

**	Mr. Quesnel joined the Board, and was appointed to the Audit and Nominating and Corporate Governance Committees, in May 2009.

(1)	In fiscal 2009 the Compensation Committee held two uncompensated meetings, and the Nominating and Corporate Governance Committee held three uncompensated meetings.

(2)	For and during fiscal 2009 the members of the Board of Directors did not receive any stock option grants.

(3)
Stock award values reflect the grant date fair value of awards computed in accordance with stock-based accounting rules (FASB ASC Topic 718). Stock award values reflect the total value determined by multiplying the number of shares of restricted stock granted by the closing price of Ross Stores, Inc. common stock as reported on the NASDAQ on the date of grant. For fiscal 2009, the amounts shown for Ms. Garrett and Messrs. Ferber, Bjorklund, Bush, Orban, and Seiler each reflect a restricted stock award of 2,186 shares granted on May 20, 2009. For fiscal 2009, the amount shown for Mr. Quesnel reflects a restricted stock award of 3,740 shares granted on May 20, 2009.

The outstanding equity awards at fiscal year end for non-employee Directors were as follows:
a.	Mr. Ferber: Options for 66,474 shares of common stock and 3,615 shares of the Company's common stock that were granted under the Company's Equity Incentive Plans that remain subject to vesting.
b.	Mr. Bjorklund: Options for 52,474 shares of common stock and 3,615 shares of the Company's common stock that were granted under the Company's Equity Incentive Plans that remain subject to vesting.
c.	Mr. Bush: Options for 52,474 shares of common stock and 3,615 shares of the Company's common stock that were granted under the Company's Equity Incentive Plans that remain subject to vesting.
d.	Ms. Garrett: Options for 50,474 shares of common stock and 3,615 shares of the Company's common stock that were granted under the Company's Equity Incentive Plans that remain subject to vesting.
e.	Mr. Orban: Options for 66,474 shares of common stock and 3,615 shares of the Company's common stock that were granted under the Company's Equity Incentive Plans that remain subject to vesting.
f.	Mr. Quesnel: 3,740 shares of the Company’s common stock that were granted under the Company’s Equity Incentive Plans that remain subject to vesting.
g.	Mr. Seiler: Options for 8,094 shares of common stock and 3,615 shares of the Company's common stock that were granted under the Company's Equity Incentive Plans that remain subject to vesting.

(4)
All other compensation for Mr. Ferber is paid pursuant to his Consultancy Agreement and Retirement Benefit Package Agreement described below under the caption Other Director Compensation. The amount listed is comprised of consulting fees of $1,100,000; benefits valued at $105,106 paid under the terms of his Retirement Benefit Package Agreement (which includes executive medical, dental, vision and mental health insurance, life insurance, accidental death and dismemberment insurance, travel insurance, group excess personal liability insurance, estate planning, expense reimbursements and certain “matching contributions” (as that term is defined in his agreement)); income tax gross-up payments of $37,555; and administrative support inclusive of benefits valued at $96,287.

Standard Fee Arrangements and Restricted Stock Grant Formula

During the 2009 fiscal year, directors who were not employees of the Company (“non-employee directors”) received an annual retainer fee of $40,000 (paid quarterly), plus $1,500 for attendance at each Board meeting, $2,000 for attendance at each meeting of the Audit Committee or Compensation Committee of the Board, and $1,000 for attendance at each meeting of the Nominating and Corporate Governance Committee. The Chairman of the Audit Committee (Mr. Seiler) and the Chairman of the Compensation Committee (Mr. Orban) received additional annual retainers of $44,000 and $25,000, respectively.

In fiscal 2008, the Ross Stores, Inc. 2008 Equity Incentive Plan (the “2008 Plan”) was approved by the Company’s stockholders. Under the terms of the 2008 Plan, the Compensation Committee adopted the Nonemployee Director Equity Award Program (the “Program”) which provides for the automatic grant of restricted stock awards each year to the Company’s non-employee directors. In fiscal 2008, the Company transitioned directors from options to restricted stock awards. This change was intended to reduce the dilution resulting from option grants and to align directors with the way executives are currently compensated. As with the formula under which options were granted in the past, the full value award base amount for grants of restricted stock increases 3% annually.

The Program provides that new directors, upon joining the Board, receive an initial restricted stock award, determined by a formula, for a number of shares equal to a base amount of $130,000 (increasing 3% each fiscal year beginning in 2009) divided by the closing price per share of the Company’s common stock on the NASDAQ on the date of grant. The Program also provides for an annual restricted stock award, determined by formula, for a number of shares equal to a base amount of $76,000 (increasing 3% each fiscal year beginning in 2009) divided by the closing price per share of the Company’s common stock on the NASDAQ on the date of the grant, which is the date of the Annual Meeting. In fiscal 2009, the Compensation Committee approved an automatic grant of shares equal to $78,281 divided by the closing price per share of the Company’s common stock on the NASDAQ on the date of the 2009 Annual Meeting and granted on May 20, 2009. Restricted stock awards granted to non-employee directors vest one-third on the first anniversary of the grant, one-third on the second anniversary of the grant and one-third on the third anniversary of the grant, provided that the individual’s service has not terminated.

On May 20, 2009, Ms. Garrett and Messrs. Bjorklund, Bush, Ferber, Orban, and Seiler were each granted restricted stock awards for 2,186 shares of common stock under the 2008 Plan. On joining the Board, Mr. Quesnel received an initial restricted stock grant of 3,740 shares under the 2008 Plan.

Other Compensation

Mr. Ferber receives compensation for his services pursuant to an Independent Contractor Consultancy Agreement (“Consultancy Agreement”) with the Company that originally became effective February 1, 2000 and most recently was amended effective January 6, 2010. The agreement currently extends through January 31, 2014 (“Consultancy Termination Date”). While he serves as a consultant to the Company, Mr. Ferber receives a consulting fee of $1,100,000 annually, paid in monthly installments, and has voluntarily declined the annual retainer and meeting fees otherwise payable to non-employee directors. Mr. Ferber continues to receive restricted stock under the Company’s Equity Incentive Plans. The Consultancy Agreement will terminate in the event of Mr. Ferber’s death, and provides for the Company to reimburse Mr. Ferber (including a gross-up amount for applicable income taxes) for estimated premiums, from 2006 through the Consultancy Termination Date, on a life insurance policy for Mr. Ferber with a death benefit of $2,000,000.

In the event there is a change in control of the Company, Mr. Ferber would be entitled to continued payment of his then current consulting fee through the Consultancy Termination Date or any extension thereof. In the event that Mr. Ferber provides consulting services in connection with a change in control, he will receive a single payment of $1,500,000 upon the consummation of the transaction even if the consummation occurs after the Consultancy Termination Date or any extension thereof. Further, he would be reimbursed for any excise taxes he pays pursuant to Internal Revenue Code Section 4999.

Additionally, effective February 1, 2000 the Company entered into a Retirement Benefit Package Agreement (“Benefit Agreement”) with Mr. Ferber. The Benefit Agreement, most recently amended effective January 6, 2010, provides that the Company, or its successor, will provide at no cost to Mr. Ferber, or pay Mr. Ferber an amount representing the proportionate cost of, health and other benefits under the Company’s plans for Mr. Ferber and his immediate family until the death of both Mr. Ferber and his spouse, and all other employee benefits typically offered to its Chief Executive Officer until the death of Mr. Ferber and his spouse, at a minimum level of coverage equal to the greater of the level of coverage provided to Mr. Ferber as of February 2009 or the level of coverage provided to the Company’s Chief Executive Officer during the year such coverage is provided. Under the Benefit Agreement, on termination of Mr. Ferber’s consultancy with the Company, the Company shall pay Mr. Ferber $75,000 per year for a period of 10 years. Under the Benefit Agreement, if, as a result of Mr. Ferber’s status as a consultant to the Company, he becomes ineligible to participate in any of the Company’s employee benefit plans, the payments made under this Benefit Agreement will increase to enable Mr. Ferber to procure (to the extent available) such benefits at no additional after tax cost to him. In addition, the Company has agreed to provide administrative support for Mr. Ferber as long as he serves as a member of the Company’s Board. Mr. Ferber and his family are also entitled to Company associate discount cards until Mr. Ferber’s death.

PROPOSAL 2
RATIFY THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm for the Company for the fiscal year ending January 29, 2011. It is anticipated that a representative of Deloitte will be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the Annual Meeting is required for approval of this proposal. Abstentions and broker non-votes each will be counted as present in determining if a quorum is present, but will not be counted as having been voted on this proposal.

Stockholder ratification of the selection of Deloitte as our independent registered public accounting firm is not required by our bylaws or otherwise. The Board, however, is submitting the selection of Deloitte to our stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte. Even if the selection is ratified, the Audit Committee at their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

The Board of Directors unanimously recommends that the stockholders vote FOR approval of the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 29, 2011.

ROSS STORES, INC.
BOARD OF DIRECTORS AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company’s consolidated financial statements, its system of internal controls and the independence and performance of both its internal and independent auditors. The Audit Committee is also responsible for the selection and engagement of the Company’s independent auditors. The Audit Committee is composed of four non-employee directors and operates under a written charter adopted and approved by the Board of Directors. This charter is viewable on the Company’s website, www.rossstores.com, in the “Investors” section under “Corporate Governance”. Each Committee member is independent as defined by the applicable NASDAQ listing standards.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

In this context, we held eight meetings during fiscal 2009. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, the internal auditors and the Company’s independent registered public accounting firm, Deloitte. We discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. We met with the internal and independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls.

We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended January 30, 2010 with management and Deloitte.

We also discussed with the independent auditors matters required to be discussed with audit committees under standards published by the Public Company Accounting Oversight Board (“PCAOB”), including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and other required communications with audit committees.

In addition, the Audit Committee discussed with Deloitte their independence from management and the Company, including matters in the written disclosures required by PCAOB Ethics and Independence Rule 3256 (“Communications with Audit Committees Concerning Independence”). When considering Deloitte’s independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the fees paid to Deloitte for audit and non-audit services.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended January 30, 2010 be included in the Company’s Annual Report on Form 10-K. We also selected Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending January 29, 2011, and are requesting that our stockholders ratify this appointment.

Summary of Audit, Audit-Related, Tax and All Other Fees

The Audit Committee reviews and approves all proposed audit and non-audit engagements and related fees of Deloitte. In addition, any audit and non-audit fees for newly proposed professional services that arise during the year, or changes to previously approved fees and work, are reviewed and approved in advance of commencement of such services by the Audit Committee at their regularly scheduled meetings throughout the fiscal year. Should a situation arise that requires approval between meetings, the Audit Committee has delegated authority to its Chairman to authorize such pre-approval and report on same at the following regularly scheduled meeting.

The following table summarizes the aggregate fees billed by Deloitte for professional services to the Company rendered during fiscal 2009 and 2008.

Fees	Fiscal Year 2009	Fiscal Year 2008
Audit Fees	$1,059,000	$1,128,000
Audit-Related Fees	$124,000	$143,000
Tax Fees
Tax Compliance Fees	$195,000	$131,000
Other Tax Services	$27,000	$13,000
All Other Fees	--	--
Total Fees	$1,405,000	$1,415,000

Audit Fees in fiscal 2009 and 2008 included fees related to the audit of the financial statements included in the Company’s Annual Report on Form 10-K, reviews of the financial statements included in Quarterly Reports on Form 10-Q and Sarbanes-Oxley compliance services. Audit-Related Fees were for consultation on accounting standards or transactions and audits of employee benefit plans and Sarbanes-Oxley advisory services. Tax Fees were for tax-related services, consisting of compliance services (preparation or review of the Company’s tax returns, and other tax compliance matters) and other tax services. All of the services reflected in the table were pre-approved by the Audit Committee.

SUBMITTED BY THE AUDIT COMMITTEE OF THE
COMPANY'S BOARD OF DIRECTORS

Donald H. Seiler, Chairman
Michael J. Bush
Sharon D. Garrett
Gregory L. Quesnel

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

We believe in strongly aligning executive compensation with stockholder interests. To achieve this end, the executive compensation program is designed to:
  Attract, motivate, and retain a strong leadership team to create and sustain our business success in the challenging off-price apparel and home goods market;

  Reinforce our high performance culture and values through programs focused on accountability that are also highly leveraged to deliver above market compensation opportunities for superior performance and results;

  Create alignment of interests between the executive leadership team and stockholders, focused on longer-term stockholder value creation; and

  Differentiate executive pay to recognize critical skills, contributions, and current and future potential impact on the organization’s success.
We operate in the challenging off-price apparel and home goods industry, where we are the second largest retailer. To effectively compete in this environment, we need to attract and retain a senior management team with the necessary background, qualifications, expertise and experience to efficiently execute our off-price strategies in all facets of our operations.

The Company and the Compensation Committee of the Board of Directors (the “Committee”) have implemented executive compensation programs designed to align our executive officers’ pay with the long-term strategic goals of the Company, recognize individual initiative and achievements, and assist us in attracting, motivating and retaining high-performing executives.

These complementary programs are also intended to create effective incentives for achievement of short and long-term corporate performance goals, promote the retention of key executives and help to optimize the financial returns to stockholders.

In fiscal 2009, the Company modified its senior management leadership structure to enhance accountability, effective decision-making, and alignment on corporate strategy. The Company believes this updated management structure will strengthen prospects for growth and profitability over the long term. Ms. Rentler was promoted from Executive Vice President, Merchandising, to President and Chief Merchandising Officer of Ross Dress for Less. Mr. O’Sullivan was promoted from Executive Vice President, Chief Administrative Officer, to President and Chief Operating Officer. James S. Fassio was promoted from Executive Vice President, Property Development, Construction and Store Design, to President and Chief Development Officer. Ms. Panattoni was promoted from Executive Vice President, Merchandising, to Group Executive Vice President, Merchandising. Effective December 4, 2009, each of these executives entered into a new employment agreement with the Company.

A significant portion of the total potential compensation of our executive officers (that is the executive officers named in the Summary Compensation Table on page 27 (the “NEOs”) and our other president, executive vice president and senior vice president level executives) is linked to Company performance. It is paid in the form of annual incentive bonuses under the Incentive Compensation Plan that vary based on the Company's degree of achievement of pre-established pre-tax profit targets, and stock plan awards, which vary by position, individual performance and contribution levels.

We believe that the components of the total compensation program for executives outlined in this report work together to enable us to attract, motivate and retain the executive talent necessary to successfully execute our strategies over the longer term in a competitive retail environment.

To meet these objectives, our executive compensation packages include the following three primary elements, as well as other perquisites and benefits typically offered to senior executive officers.

1.	Base Salary – A fixed cash compensation amount that is competitive within the markets in which we compete for executive talent. Base pay recognizes individual skills, competencies, experience, job accountabilities, and organizational impact. Pay is adjusted periodically via both an annual review process and individual circumstances. During fiscal 2009, the base salary paid to the NEOs as a group increased 2.6% over the prior year based on the Company-wide annual review process (prior to the December promotions) and 12.9% accounting for the base salary increase resulting from the new senior management leadership structure.

2.	Annual Cash Incentives – A short-term cash Incentive Compensation Plan designed to link compensation for the entire executive team to annual Company performance targets. The annual incentive bonus performance target is pre-tax earnings. All executive officers are motivated to achieve the same goals. Senior executive levels in our organization have an increasingly higher proportion of total compensation at risk compared to lower levels. For fiscal 2009, cash incentives earned by our NEOs as a group under the Incentive Compensation Plan averaged 150% of the base salary earned by them during the fiscal year. The amount payable to them was determined by formula based on the level of actual pre-tax earnings achieved relative to the target established and approved by the Compensation Committee at their meeting on March 18, 2009.

3.	Long-Term Equity Incentives – Equity awards in the form of restricted stock and performance share awards that vest over several years. Highly differentiated by individual, these awards vary in amount by level, contribution, performance and uniqueness of skill set. These longer-term components have the potential to be one of the largest pieces of an executive’s total compensation. These equity awards also help to ensure that the long-term interests of the Company remain our executives’ highest priority. They also are the primary tool for ensuring retention of key contributors and promoting executive continuity.

The performance share awards granted in 2009 had a performance period of one year with a performance goal based on an annual adjusted pre-tax profit target, and vest over three years. Expected benefits from performance share awards include a reduction in share dilution, and lower annual equity plan run rate levels. These benefits are intended to reduce the overall shareholder investment impact from the Company’s equity plans.

The objective of equity awards to our CEO is to provide focus on performance over a time horizon tied to his employment contract term. Equity grants to our CEO, consisting of restricted stock awards and performance share awards (and, historically, stock option grants), have been made in conjunction with the renewal of his employment agreement and pursuant to a vesting schedule. We believe the weighting of those vesting schedules enhances the retentive value of the awards and strengthens the CEO’s focus on maximizing the longer-term financial performance and market value of the Company.

The Compensation Committee believes that full value awards can provide more effective incentives for both performance and retention at a comparable cost to stock option awards for all executive officers, including the CEO. For fiscal 2009, the CEO equity grant consisted of a mix of performance share awards and restricted stock. The performance share awards granted in 2009 have a performance period of one year with a performance goal based on an annual adjusted pre-tax profit target (the same performance period and performance goal as other executives receiving performance share awards). The performance shares earned will vest on January 28, 2012 and the restricted stock will vest on March 18, 2012. The Company expects this change to create more effective alignment of common goals across the leadership team.

Another important objective for the Company is to minimize the amount of voting power dilution from its equity plans. We define voting power dilution as the sum of the shares available for future grant under the Company’s equity incentive plan plus all outstanding and unexercised stock option shares plus all unvested restricted and performance shares (the “potentially dilutive equity incentive plan shares”) divided by the sum of the shares of the Company’s common stock outstanding plus the potentially dilutive equity incentive plan shares. Although this metric may vary from year to year, the goal over the long term is to keep average total voting power dilution from exceeding 10%. The Company anticipates that its decision to put more emphasis on full value awards will result in reduced voting power dilution, lower annual equity plan run rate levels and a decline in the overall shareholder investment impact from the Company’s equity plans.

In determining the appropriate levels of compensation for each executive position, we consider a variety of different elements, including competitive data, information from recruiters, and opinions and other information provided by compensation consultants. We review comparative market compensation practices data that reflect the competitive labor markets in which we compete for executive talent at retailers with similar complexity and financial characteristics, as well as at non-retail companies for functional leadership roles that are highly mobile across industry segments (e.g., finance, information technology, legal, human resources).

In addition, we consider each executive’s experience, background, and prior salary history plus our general knowledge of peer group practices. The combination of these resources provides sufficient data for us to determine the total compensation levels that will enable us to recruit, motivate and retain top talent and to establish competitive compensation packages for our NEOs and other executive officers. Individual total compensation is tied to the overall degree of success or failure of the Company and serves to motivate executive officers to meet relevant performance measures or targets, thereby maximizing total return to stockholders.

Comparative Framework

A range of competitive and peer group information on executive compensation is reviewed by the Company and the Committee on a periodic basis. The peer companies chosen can vary for each of the executive positions.

In fiscal 2008 and 2009 the Committee retained an independent compensation consulting firm, Hewitt Associates (the “Consultant”), to assist the Committee in its review of executive and CEO compensation structure and strategy. For fiscal 2009 compensation decisions, the Consultant provided market data advice to the Committee with respect to competitive practices and the amount and nature of compensation paid to executive officers at other companies operating in similar competitive environments. The Consultant collected data on a number of off-price, department store, discount store, specialty store, and apparel and home goods retailers that it believed had similar business models, competitive challenges and/or operating and financial characteristics when compared to the Company. The Consultant provided an assessment of competitive positioning for each of the Company’s executive officer compensation packages, including base salary, annual incentive target, long-term equity and total overall compensation vis-à-vis the level of compensation for executive officers performing similar job functions in companies in their relevant peer group.

Although the Committee considers the compensation practices of peer companies, it does not make any determinations or changes in compensation in reaction to that market data alone. The Committee also does not target compensation to a specific point or range within any peer group. Therefore, it uses peer group data as one of a number of factors in determining compensation levels and packages.

The Committee reviews data on the following peer retailers listed below:

Ann Taylor Stores Corp.	Bed Bath &	Big Lots, Inc.	BJ’s Wholesale Club, Inc.
Beyond, Inc.
Charming Shoppes Inc.	Chico’s FAS, Inc.	The Children’s Place	Collective Brands, Inc.
Retail Stores, Inc.
Dillard’s, Inc.	Dollar Tree	Dress Barn, Inc.	Family Dollar Stores, Inc.
Stores, Inc.
Foot Locker, Inc.	Gap Inc.	Jones Apparel Group, Inc.	Kohl’s Corporation
Limited Brands, Inc.	Liz Claiborne Inc.	Nordstrom, Inc.	Office Depot, Inc.
PetSmart, Inc.	Staples, Inc.	Stein Mart, Inc.	The Talbots, Inc.
The TJX Companies, Inc.	Williams-
Sonoma, Inc.

In addition, the Committee also reviewed data from the Hay Group 2009 Retail Executive and Management Total Remuneration Report.

CEO Compensation

For fiscal 2009, we increased the base salary paid to the CEO by 2.4% over the prior year based on the annual Company-wide review process. The annual incentive bonus portion of the CEO’s compensation is based on the Company's achievement of targeted pre-tax earnings, as established by the Committee. During fiscal 2009, the Company’s results were above the maximum target for the pre-tax earnings goal (see Grants of Plan-Based Awards Table on page 31). As a result, Mr. Balmuth received a bonus of $2,115,478 for fiscal 2009.

In 2009, in conjunction with the renewal of the CEO’s employment agreement, we conducted a review of the compensation practices of a peer group of companies to assess the relative competitiveness of our CEO compensation. This review was conducted for the compensation awarded to the CEO in March 2009, for which the Committee engaged the Consultant to perform a review of publicly available Proxy Statement disclosures for selected retailers listed above. The Committee also evaluated the financial and operating performance of those companies over a one, three, five and ten year timeframe to gauge the Company’s comparative performance relative to this peer group.

The Committee utilized this practice of assessing CEO compensation levels and performance history among peer group companies to provide a reference point for fiscal 2009 discussions of compensation for our CEO. However, true analogs to Ross are difficult to find in the traditional retail apparel sector. The Committee believes that the CEO’s off-price industry skills, familiarity with the Company and senior management expertise are critical to the continued success of the Company. In addition, the Committee’s strong belief is that continuity of leadership at the CEO level has been key to the Company’s successful long-term performance. Therefore, the Committee pays significant attention to long-term equity incentives in structuring compensation packages for our CEO, with performance and retention over the longer term being the foremost consideration.

Oversight of the Executive Compensation Program

The Committee serves to carry out the responsibilities of the Board with respect to compensation of our executives, including the compensation of our CEO. The Committee establishes our policies and oversees and administers the policies and plans that govern the cash, equity and incentive compensation of our executive officers. The Committee is responsible for administering the Company's 2008 Equity Incentive Plan and applicable predecessor plans (the “Equity Plan”), overseeing the Employee Stock Purchase Plan, and administering and determining the performance goals under the Incentive Compensation Plan. The Committee is also appointed to assist the Board in succession planning, and development and retention of senior management talent to ensure leadership continuity and organizational strength to achieve the Company's short and longer-term goals.

The Committee is comprised of two independent directors, George P. Orban and K. Gunnar Bjorklund. Mr. Orban serves as Chairman of the Committee. Both members meet the independence requirements under the Securities and Exchange Commission rules and applicable NASDAQ listing standards.

In establishing compensation for executive officers, the following are the Compensation Committee’s main objectives:

  Attract and retain individuals with superior off-price merchandising and operational ability and managerial talent;

  Ensure our executive officer compensation is aligned with the Company’s corporate strategies, business objectives, and the longer-term interests of the Company’s stockholders;

  Motivate executives to achieve the key strategic and financial performance objectives by linking incentive award opportunities to the achievement of performance goals; and

  Motivate executives to implement strategies that will drive strong financial performance and maximize stockholder value, as well as promote retention of key people, by providing a significant portion of total compensation opportunities for executive management in the form of direct ownership in the Company through the grants of various equity awards.

The Board has delegated to the Committee the authority to determine and approve the compensation awards made to the Company’s executive officers, including the granting of equity awards such as restricted stock, performance shares and stock options. To aid the Committee in making its determinations, the CEO provides recommendations annually to the Committee regarding the compensation of all executive officers, excluding himself. The CEO also provides input regarding different individuals’ contributions to the Company’s success during the period being assessed, and recommends rewards for these contributions.

Components of the Executive Compensation Program

1.	Base Salary

Base salaries for executive officers are initially determined by competitive requirements to recruit the executive. Salaries are then reviewed annually with adjustments recommended by the CEO based upon competitive market information relating to salary levels, the individual performance of each executive officer and his or her relative contribution in achieving the Company’s strategic goals.

In March 2009, at the same time as the Company conducted its annual salary review cycle for all executive officers, our CEO’s base pay was increased, resulting in a 2.4% increase in his then total base salary rate.

Effective June 9, 2009, the Company entered into a Fourth Amendment to the Company’s 2001 Employment Agreement with the CEO which included, among other things, an increased salary of $1,025,000 per year. Like his prior contract, the new current contract provides that the CEO’s base salary may be adjusted from time to time by the Board in accordance with normal business practices by the Company. In March 2010, the Company approved an extension of Mr. Balmuth’s contract through February 2, 2013, at an annual salary of not less than $1,127,500, subject to annual increases as part of the Company’s annual review process.

2.	Annual Cash Incentives

The Incentive Compensation Plan is designed to motivate individual and team performance toward achievement of pre-established targeted levels of pre-tax earnings. “Adjusted pre-tax earnings” is defined as the earnings before taxes as reported in the Company’s consolidated statement of earnings for the fiscal year coinciding with the performance period, adjusted to exclude the reduction in earnings resulting from the accrual of compensation expense for annual incentive awards and performance share awards, granted with respect to the performance period. The pre-tax earnings target is determined annually in accordance with the Company’s five-year planning process, its annual budget process and its long-term earnings per share growth objective. For fiscal 2009, the pre-tax earnings target was an amount that would generate earnings per share increases in line with these short and long term objectives.

At the commencement of each fiscal year, the Committee determines the incentive awards payable at various levels of pre-tax earnings that may be achieved relative to its pre-established target. The awards are expressed as a percentage of base salary and are payable in the form of cash bonuses after fiscal year-end pursuant to this formula.

For fiscal 2009, the amount payable to the NEOs was determined by the level of actual adjusted pre-tax earnings achieved relative to the target established and approved by the Committee at its meeting on March 18, 2009. The pre-tax profit target and incentive award payout formula was:

FY 2009 Adjusted	Percent of Profit Target	Percent of Target Bonus Paid
Pre-Tax Profit
	<85%	0%
$ 449,420,194	85%	50%
$ 528,729,639	100%	100%
$ 634,475,567	120%	200%

In fiscal 2009, the Company achieved a level of pre-tax profit above the maximum target, resulting in the payout of 200% of the target award (see Grants of Plan-Based Awards Table on page 31).

3.	Long-Term Equity Incentives

In fiscal 2009, our executive officers were eligible for performance share awards and restricted stock awards under the Equity Plan. Performance share awards and restricted stock awards have two important objectives: (1) to align the financial interests of our executive officers with the interests of our stockholders by providing incentives that focus management’s attention on the successful longer-term strategic management of the business, and (2) to attract, motivate and retain a high-performing group of managers.

CEO
The objective of equity awards to our CEO is to provide focus on performance over a time horizon tied to his employment contract term. Equity grants to our CEO, consisting of restricted stock awards and performance share awards (and, historically, stock option grants), have been made in conjunction with the renewal of his employment agreement and pursuant to a vesting schedule. We believe the weighting of those vesting schedules enhances the retentive value of the awards and strengthens the CEO’s focus on maximizing the longer-term financial performance and market value of the Company.

For fiscal 2009, the CEO equity grant consisted of a mix of performance share awards and restricted stock. The performance share awards granted in 2009 have a performance period of one year with a performance goal based on an annual adjusted pre-tax profit target (the same performance period and performance goal as other executives receiving performance share awards). The performance shares earned will vest on January 28, 2012 and the restricted stock will vest on March 18, 2012.

NEO (other than the CEO) Equity Awards
Each NEO received a restricted stock award in fiscal 2009. The value of the restricted stock awards is based on the individual’s prior and outstanding awards, the vesting of such awards, as well as a subjective analysis of each individual’s scope of responsibilities, individual performance, criticality to the Company, expected future contributions to the Company, and cost of replacing the executive.

In addition, each NEO was granted a performance share award. Performance share awards are rights to receive shares of Ross common stock on a specified date if the Company attains a predetermined performance goal. Shares issued upon attaining the performance goal are subject to a separate vesting schedule based on continual service by the recipient (performance shares granted in fiscal 2009 vest over a three-year period beginning on the date of grant as follows: 30% on March 31, 2010; 30% on March 31, 2011; and 40% on March 31, 2012). The size of the performance share award varied by executive position and was based on a target dollar value of the award divided by the stock price on the date of grant. Adjusted pre-tax profit was chosen by the Committee as the performance measurement for the performance share awards for the same reasons as set forth under Annual Cash Incentives above. The actual number of performance shares earned for fiscal 2009 was determined based on Company performance measured over a one-year period against the predetermined performance goals as follows:

FY 2009 Adjusted	Percent of	Percent of Target Performance
Pre-Tax Profit	Profit Target Achieved	Shares Issued as Common
		Shares
	<90%	0%
$ 475,856,676	90%	66.7%
$ 528,729,639	100%	100%
$ 634,475,567	120%	200%

In fiscal 2009, the Company attained a level of achievement relative to the target which resulted in the payout of 200% of the target award issued in shares on March 31, 2010 and subject to the vesting schedule from the date of grant. The table below provides the threshold, target, and maximum performance amounts and the number of shares actually earned:

						FY 2009
	Value of					Value of
	Target					Performance
	Performance				FY 2009	Shares Issued
	Share Award	Threshold	Target	Maximum	Performance	as Common
	at Grant	Number of	Number of	Number of	Shares Issued	Stock
	(March 18,	Performance	Performance	Performance	as Common	(March 31,
NEO	2009)	Shares	Shares	Shares	Stock	2010)
Balmuth	$2,750,000	53,791	80,646	161,292	161,292	$8,624,283
Call	$100,000	1,956	2,933	5,866	5,866	$313,655
Rentler	$400,000	7,825	11,731	23,462	23,462	$1,254,513
O’Sullivan	$400,000	7,825	11,731	23,462	23,462	$1,254,513
Panattoni	$400,000	7,825	11,731	23,462	23,462	$1,254,513

Grant Date Policy

We issue equity awards in the form of performance share awards, restricted stock and options on the executive officer’s or associate’s hire date, promotion date, contract renewal date or as part of the Company’s annual performance review process conducted in March of each year. We review the performance and compensation for the majority of our executive officers and associates annually at that time. The Company approves all executive officer grants for execution on or after the approval date. We do not time grant dates based on any favorable or unfavorable non-public information anticipated to be disclosed at a later date. Our Board and Committee also have delegated authority to the CEO to grant equity awards to newly hired employees and/or employees who receive promotions outside of the normal annual focal review process for associates who are below the executive officer level.

All or a portion of restricted stock awards for Executive Officers typically cliff vest over three to five years.

Defined Contribution and Deferred Compensation Plans

Executive officers are eligible to participate in the Company’s 401(k) plan. The Company provides a matching contribution of up to 4% of base salary (up to IRS limits) to contributing associates with more than six months of service. Participants have the ability to choose from a variety of investment options under the 401(k) Plan.

In addition, under the terms of the Company’s Non-Qualified Deferred Compensation Plan (the “NQDC Plan”), all executive officers and vice presidents are eligible to defer up to 100% of their base salary and up to 100% of their annual incentive bonus earned during the year. The executive can choose from a variety of investment options under the NQDC Plan. Individual contributions and associated earnings may be deferred, without any distributions, for a maximum period of up to twelve months after the executive officer’s termination from the Company, at which time the aggregate balance in the executive’s NQDC Plan account pays out either in a lump sum or in annual installments of up to a maximum of ten years.

Executive officers are eligible for a Company match for their NQDC Plan contributions to the extent that the executive officers did not receive the full Company match to which employees are eligible under the Company’s 401(k) Plan. In fiscal 2009, none of the NEOs received such a match. (See Table disclosing NEO participation in the NQDC Plan for 2009 on page 35 of this Proxy Statement.)

Employment Agreements

All NEOs have entered into employment agreements with the Company. In March 2010, the Company approved an extension of the CEO’s contract through February 2, 2013. The employment agreements with our other NEOs – Mr. Call, Ms. Rentler, Mr. O’Sullivan and Ms. Panattoni – are subject to two-year renewals if not terminated by either party. (See detailed discussion of NEO contract terms and severance benefits on pages 36 through 42 of this Proxy Statement.)

We believe these employment agreements benefit both the NEOs and the Company as they allow our executives to focus on their responsibilities and objectives without concern for their employment security in the event of a termination or change in control. All employment agreements for both the CEO and all other executive officers provide for severance benefits in certain events.

We also believe that these employment agreements are an effective retention tool for executives while providing protection for the Company. The agreements reaffirm protection of our confidential information and trade secrets, as well as post-termination restrictions on recruiting our current associates. These agreements also include limitations on the executive accepting post-termination employment with certain competitors. (See further discussion under “Potential Payments upon Termination or Change in Control”).

Tax and Accounting-Related Matters

We maintain a mix of executive compensation programs, some of which are performance-based and others which are time-based to create a strong retention tool for key executives. The Compensation Committee has reviewed the deductibility of the Company's executive compensation structure in light of the current tax law. We believe that compensation resulting from previously granted stock options will be fully deductible when an option is exercised. We also believe that payments under the Incentive Compensation Plan will be fully deductible. Future performance-based equity awards are also expected to be fully deductible. Salary, sign-on bonuses, guaranteed bonuses and certain other cash compensation costs related to the Company's NEOs may not be fully deductible under Section 162(m) of the Internal Revenue Code (“Section 162(m)”) to the extent that, when added to other non-exempt compensation for that particular executive, the total exceeds $1 million. Time-based restricted stock awards also do not qualify as performance-based compensation and, therefore, may not be fully deductible to the extent the share value upon vesting, when added to other non-exempt compensation for a particular executive, exceeds the $1 million limit in any tax year.

Additional Executive Compensation Policies

Director and Officer Stock Ownership Guidelines. In March 2010, we adopted Director and Officer Stock Ownership Guidelines, in order to further the investment of our directors and Section 16 executive officers in the success of the Company and to encourage a long-term perspective in managing the Company.

The Company has adopted formal stock ownership requirements for the following directors and executives:

Minimum Ownership Requirements
Position	(Dollar Value of Shares)
Directors	3 x Authorized Basic Annual Cash Retainer Compensation
Chief Executive Officer	4 x Base Salary
President and Group EVP	3 x Base Salary
EVP	2 x Base Salary
SVP	1 x Base Salary

Directors and officers have five years to initially meet the stock ownership requirements. All shares owned outright, shares owned jointly or separately by spouse or dependents, shares held in a trust for the economic benefit of the executive or family, unvested restricted stock and vested stock options are taken into consideration in determining compliance with these ownership guidelines. The value of stock options for this purpose is the excess of the market price of the underlying stock over the exercise price.

It is expected that individuals who have not yet achieved the stock ownership level provided by these guidelines will make steady progress towards meeting such level. The Nominating and Governance Committee is responsible for interpreting and administering these stock ownership guidelines. These Stock Ownership Guidelines are subject to modification from time-to-time.

As of March 26, 2010, all five NEOs, and six of the seven non-employee Board members, met the stock ownership goals applicable to them. Mr. Quesnel, who was appointed to the Board in 2009, is within the 5-year time frame set forth for compliance.

Recoupment and Adjustments to Awards. Subject to the discretion and approval of the Board, the Company may require reimbursement and/or cancellation of any bonus or other incentive compensation, including stock-based compensation, awarded to a senior executive of the Company, beginning March 17, 2010, where all of the following factors are present: (a) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement; (b) the Board determines that the executive engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement; and (c) a lower award would have been made to the executive based upon the restated financial results. In each such instance, the Company may seek to recover the individual executive’s entire annual bonus or any gain received from the award within the relevant period, plus a reasonable rate of interest.

We allow for the use of Rule 10b5-1 trading plans by our executives, which provide for pre-established plans for selling shares of Company common stock. At the present time, our CEO has a Rule 10b5-1 trading plan in place.

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the Board of Directors of Ross Stores, Inc. have reviewed and discussed the above Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2010.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE
COMPANY'S BOARD OF DIRECTORS

George P. Orban, Chairman
K. Gunnar Bjorklund

SUMMARY COMPENSATION TABLE

The following table provides certain summary information concerning compensation earned for the 2009, 2008 and 2007 fiscal years by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, collectively referred to as the Named Executive Officers (“NEOs”).

Summary Compensation Table (2009)
						Non-Equity
						Incentive
						Plan	All Other
						Compen-	Compen-
				Stock	Option	sation	sation
Name & Principal Position	Year	Salary (1)	Bonus (2)	Awards (3)	Awards (4)	(5)	(6)	Total
Michael Balmuth	2009	$1,054,614	$-	$7,150,054	$-	$2,115,478	$279,583	$10,599,729
Vice Chairman &	2008	$1,031,239	$-	$-	$-	$1,721,369	$263,988	$3,016,596
Chief Executive Officer	2007	$1,017,614	$-	$8,000,030	$4,847,697	$906,416	$237,790	$15,009,547
John G. Call	2009	$493,787	$-	$275,016	$-	$544,816	$53,230	$1,366,849
Senior Vice President &	2008	$481,810	$-	$275,049	$-	$443,413	$44,917	$1,245,189
Chief Financial Officer	2007	$466,810	$-	$250,042	$-	$228,906	$33,420	$979,178
Barbara Rentler	2009	$818,334	$-	$5,400,085	$-	$1,126,106	$168,867	$7,513,392
President &	2008	$776,089	$-	$1,700,042	$-	$844,216	$112,577	$3,432,924
Chief Merchandising Officer	2007	$752,847	$-	$350,024	$-	$434,543	$69,024	$1,606,438
Michael B. O'Sullivan	2009	$711,944	$-	$4,900,085	$-	$981,393	$95,500	$6,688,922
President &	2008	$662,463	$-	$1,450,020	$-	$727,883	$79,119	$2,919,485
Chief Operating Officer	2007	$595,671	$-	$750,022	$-	$345,264	$43,920	$1,734,877
Lisa Panattoni	2009	$748,420	$-	$3,900,085	$-	$1,002,655	$121,369	$5,772,529
Group Executive Vice	2008	$711,885	$-	$1,700,042	$-	$774,656	$81,414	$3,267,997
President, Merchandising	2007	$690,010	$-	$350,024	$-	$398,274	$78,600	$1,516,908

(1)
Salary consists of (i) base salary in effect during the fiscal year plus (ii) an additional amount paid as salary to reimburse the NEO for an annual premium payment by the NEO to purchase a life insurance policy held in an irrevocable life insurance trust established by the executive, including amounts necessary to gross up the executive for any federal, state and local income tax liability attributable to the premium reimbursement amount. For fiscal 2009:

	a.	Michael Balmuth: base salary - $1,021,875; premium reimbursement - $32,739
	b.	John G. Call: base salary - $491,500; premium reimbursement - $2,287
	c.	Barbara Rentler: base salary - $813,465; premium reimbursement - $4,869
	d.	Michael B. O’Sullivan: base salary - $709,242; premium reimbursement - $2,702
	e.	Lisa Panattoni: base salary - $743,030; premium reimbursement - $5,390
(2)	There were no bonus award payments outside the Incentive Compensation Plan in fiscal 2009.

(3)
Stock award values reflect the grant date fair value of awards computed in accordance with stock-based accounting rules (FASB ASC Topic 718) for 2007, 2008 and 2009. Values for awards subject to performance conditions (“performance share awards”) are computed based upon the probable outcome of the performance condition as of the grant date for the award. For performance share awards granted in fiscal 2009, the maximum possible payout for each NEO is 200% of the target value as follows:

	a.	Michael Balmuth: $5,500,058.
	b.	John G. Call: $200,030.
	c.	Barbara Rentler: $800,054.
	d.	Michael B. O’Sullivan: $800,054.
	e.	Lisa Panattoni: $800,054 .
(4)	Option award values reflect the grant date fair value of awards computed in accordance with stock-based accounting rules (FASB ASC Topic 718) for 2007, 2008 and 2009.
(5)	Non-Equity Incentive Plan Compensation reflects cash incentive awards earned and accrued under the Incentive Compensation Plan.
(6)	All Other Compensation is described in the following table.

All Other Compensation (Fiscal 2009)
	Perquisites &	Tax	Dividends/Earnings
	Other Personal	Reimbursements	on Stock/Option	Total All Other
Name & Principal Position	Benefits (1)	(2)	Awards (3)	Compensation
Michael Balmuth
Vice Chairman &
Chief Executive Officer	$ 80,656	$53,931	$144,996	$279,583
John G. Call
Senior Vice President &
Chief Financial Officer	$ 42,289	$1,487	$9,454	$53,230
Barbara Rentler
President &
Chief Merchandising Officer	$ 65,943	$26,366	$76,558	$168,867
Michael B. O'Sullivan
President &
Chief Operating Officer	$ 42,554	$2,118	$50,828	$95,500
Lisa Panattoni
Group Executive Vice
President, Merchandising	$ 38,330	$24,100	$58,939	$121,369

(1)	A detailed listing of perquisites provided to each NEO during fiscal 2009 is contained in the table that follows.
(2)	Tax reimbursements represent amounts paid to the NEOs to compensate them for the income tax cost associated with perquisites provided to them during fiscal 2009 that are taxable to the NEO.
(3)	Amounts paid represent dividend payments on unvested shares of restricted stock held by each NEO that are reportable as W-2 income to the individuals.

The following table details perquisites provided to each NEO in fiscal 2009. All perquisites are valued based on the actual incremental cost to the Company.

Perquisites (Fiscal 2009)
	Estate Tax/
	Financial	Car Service or		Association	Umbrella
	Planning	Commute	Executive	and Dues	Liability	Moving	Total
Name & Principal Position	Services	Benefits	Health Benefits	Expenses	Insurance	Expenses	Perquisites
Michael Balmuth
Vice Chairman &
Chief Executive Officer	$20,000	$29,301	$28,663	$ 0	$2,692	$ 0	$ 80,656
John G. Call
Senior Vice President &
Chief Financial Officer	$3,056	$0	$38,616	$ 0	$617	$ 0	$ 42,289
Barbara Rentler
President &
Chief Merchandising Officer	$15,000	$11,185	$38,616	$ 0	$1,142	$ 0	$ 65,943
Michael B. O'Sullivan
President &
Chief Operating Officer	$2,796	$0	$38,616	$ 0	$1,142	$ 0	$ 42,554
Lisa Panattoni
Group Executive Vice
President, Merchandising	$12,585	$10,227	$14,376	$ 0	$1,142	$ 0	$ 38,330

Perquisites provided to these NEO’s are valued at the actual incremental cost of each item to the Company and are reviewed annually. In general, executive officers including the CEO are provided with reimbursement for financial planning in an annual amount of up to $20,000 for the CEO, up to $18,000 for presidents, up to $17,000 for group executive vice presidents, up to $15,000 for executive vice presidents and up to $10,000 for senior vice presidents (plus individual income tax gross ups on these financial planning expenses), executive medical plan benefits, and an umbrella personal liability insurance policy. In addition, certain NEO’s in the Company’s New York Buying Office receive transportation services to and from the Company’s New York City offices. Relocation benefits and income tax gross-ups are individually negotiated when relocation occurs.

We believe that good financial planning by experts reduces the amount of time and attention that senior management must spend on that topic and maximizes the net financial reward to the executive of the compensation received from us. The use by certain NEO’s of transportation services to and from our New York Buying Office enhances their contributions to the business by saving them time that is not spent in traffic or parking, while also allowing them to work while in transit. The executive medical plan is part of our overall executive health benefit package for all associates at the level of vice president and above.

We also lease a number of hours each year through a time-share arrangement for private aviation transportation for executive officers that is used for business purposes to facilitate timely travel to store locations, distribution centers, buying offices and other corporate facilities. Occasionally family members of executives may join executives on these Company-provided private aviation flights made for business purposes if there is a seat that would otherwise go unfilled. Because this benefit has no incremental cost to the Company, it is not reflected in the table. In addition, our executive officers are provided with first class business travel on commercial airlines to make their in-transit travel time more conducive for work-related activities. Our CEO resides in New York and works primarily in our New York Buying Office. Corporate housing and a Company-owned automobile are made available for use by our CEO near our Pleasanton, California corporate headquarters in light of his frequent travel between the New York Buying Office and the corporate headquarters.

This housing and automobile are used by him exclusively for business purposes and help facilitate his effectiveness of conducting his work while in California.

In addition, after ten years of service, and every five years thereafter, officers at the vice president level and above are entitled to two additional weeks of paid extended time off in addition to their regularly accrued vacation benefits. These two weeks can be combined with two weeks of regular paid vacation to facilitate a four-week period of extended time off.

DISCUSSION OF SUMMARY COMPENSATION TABLE

Base salary paid to each NEO is initially determined by negotiation at the time of hiring and reflected in the terms of each executive’s employment agreement with the Company, and reviewed for merit adjustments as part of the annual focal review process for all executives. Following is a summary of the terms of the employment agreement for each of our current NEOs regarding compensation. For a discussion of the terms of their employment agreements regarding termination of employment and change in control, please see “Potential Payments Upon Termination or Change in Control” at pages 36 to 42 below.

Employment Agreements.

Michael Balmuth. The Company’s current employment agreement with Michael Balmuth, Vice Chairman of the Board and Chief Executive Officer, extends through January 28, 2012. In March 2010, the Company approved an extension of Mr. Balmuth’s contract through February 2, 2013, at an annual salary of not less than $1,127,500, subject to annual increases as part of the Company’s annual review process.

John G. Call. The Company’s current employment agreement with Mr. Call, Senior Vice President and Chief Financial Officer, extends through March 31, 2012. The current agreement provides that Mr. Call will receive an annual salary of not less than $493,000, subject to annual increases as part of the Company’s annual review process.

Barbara Rentler. The Company’s current employment agreement with Ms. Rentler, President and Chief Merchandising Officer, extends through March 31, 2014. The current agreement provides that Ms. Rentler will receive an annual salary of not less than $930,000, subject to annual increases as part of the Company’s annual review process.

Michael B. O’Sullivan. The Company’s current employment agreement with Mr. O’Sullivan, President and Chief Operating Officer, extends through March 31, 2014. The current agreement provides that Mr. O’Sullivan will receive an annual salary of not less than $830,000, subject to annual increases as part of the Company’s annual review process.

Lisa Panattoni. The Company’s current employment agreement with Ms. Panattoni, Group Executive Vice President, Merchandising, extends through March 31, 2014. The current agreement provides that Ms. Panattoni will receive an annual salary of not less than $830,000, subject to annual increases as part of the Company’s annual review process.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL YEAR

The following table provides information with respect to the potential payout to our NEOs under non-equity incentive plan awards, equity incentive plan awards and other equity compensation awards. For fiscal 2009, the Compensation Committee established goals under the Incentive Compensation Plan that provided the opportunity for the NEOs to receive cash incentive bonuses ranging from 55% to 100% of base salary at target, depending on their position, based on the degree of achievement of the target for adjusted pre-tax earnings. Under the Plan, if actual pre-tax earnings exceed the target, a maximum of up to two times each officer’s target award may be paid based on the actual results achieved relative to the target. If actual pre-tax earnings are below the pre-established target but above the minimum threshold required, then the cash incentive bonuses are less than the targeted range of 55% to 100% of base salary. No payment occurs under the Plan if pre-tax earnings fall below the minimum threshold.

This table also provides information concerning grants of performance share awards and restricted stock awards made under the Company’s 2008 Equity Incentive Plan during fiscal 2009. The restricted stock awards and performance share awards issued to the NEOs on March 18, 2009, were made as part of the annual focal review process. In addition, Ms. Rentler, Mr. O’Sullivan, and Ms. Panattoni each received a restricted stock award in conjunction with their respective promotions on December 4, 2009.

Grants of Plan-Based Awards (Fiscal 2009)
		Estimated Potential Payouts Under			Estimated Future Payouts			All Other
		Non-Equity Incentive Plan Awards			Under Equity Incentive Plan			Stock	All Other
		(1)			Awards (2)			Awards:	Option	Exercise
								Number	Awards:	or Base
								of Shares	Number of	Price of	Grant Date Fair
								of Stock	Securities	Option	Value of Stock
Name & Principal		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Underlying	Awards	and Option
Position	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#) (3)	Options	($/Sh) (4)	Awards ($) (5)
Michael Balmuth	3/18/2009	$ 528,870	$1,057,739	$2,115,478
Vice Chairman &	3/18/2009				53,791	80,646	161,292				$2,750,029
Chief Executive Officer	3/18/2009							129,033	0	n/a	$4,400,025
John G. Call	3/18/2009	$ 136,313	$272,627	$545,254
Senior Vice President &	3/18/2009				1,956	2,933	5,866				$100,015
Chief Financial Officer	3/18/2009							5,132	0	n/a	$175,001
Barbara Rentler	3/18/2009	$ 259,745	$519,489	$1,038,978
President &	3/18/2009				7,825	11,731	23,462				$400,027
Chief Merchandising	3/18/2009							29,326			$1,000,016
Officer	12/4/2009							91,681	0	n/a	$4,000,042
Michael B. O'Sullivan	3/18/2009	$ 224,847	$449,695	$899,389
President &	3/18/2009				7,825	11,731	23,462				$400,027
Chief Operating	3/18/2009							29,326			$1,000,016
Officer	12/4/2009							80,221	0	n/a	$3,500,042
Lisa Panattoni	3/18/2009	$ 238,878	$477,757	$955,513
Group Executive Vice	3/18/2009				7,825	11,731	23,462				$400,027
President,	3/18/2009							29,326			$1,000,016
Merchandising	12/4/2009							57,301	0	n/a	$2,500,042

(1)	Represents the potential payout under the Company’s Incentive Compensation Plan for each NEO at threshold, target and maximum attainment relative to the target for pre-tax earnings based on the formula established by the Compensation Committee on March 18, 2009.
(2)	Represents performance share awards granted on March 18, 2009. Performance share awards are rights to receive shares of stock on a specified settlement date based on the degree to which the Company attains a predetermined performance goal. The shares issued upon attaining the performance goal are subject to a separate vesting schedule based on continued service of the NEO as follows: 30% on March 31, 2010; 30% on March 31, 2011 and 40% on March 31, 2012. In fiscal 2009, the Company achieved a level of pre-tax profit relative to the target which resulted in the payout of 200% of the target award, which was issued in shares on March 31, 2010 and subject to the vesting schedule.
(3)	Represents shares of restricted stock granted to each NEO during fiscal 2009 with the following vesting terms:
	a.	Mr. Balmuth: 129,033 shares granted on March 18, 2009 that cliff vests in full on March 18, 2012.
	b.	Mr. Call: 5,132 shares granted on March 18, 2009 that cliff vests in full on March 18, 2014.
	c.	Ms. Rentler: 29,326 shares granted on March 18, 2009 that cliff vests in full on March 18, 2014; 91,681 shares granted on December 4, 2009 that vests 25% on March 17, 2014 and 75% on March 17, 2015.
	d.	Mr. O’Sullivan: 29,326 shares granted on March 18, 2009 that cliff vests in full on March 18, 2014; 80,221 shares granted on December 4, 2009 that vests 29% on March 17, 2014 and 71% on March 17, 2015.
	e.	Ms. Panattoni: 29,326 shares granted on March 18, 2009 that cliff vests in full on March 18, 2014; 57,301 shares granted on December 4, 2009 that cliff vests in full on March 17, 2015.
(4)	The Board of Directors has the ability to change the terms of outstanding equity awards. See discussion concerning Employment Agreements in Compensation Discussion and Analysis.
(5)	Stock award values reflect the grant date fair value of awards computed in accordance with stock-based accounting rules (FASB ASC Topic 718). Values for performance share awards are computed based upon the probable outcome of the performance condition as of the grant date for the award.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information with respect to the outstanding vested and unvested stock options, the unvested restricted stock and performance share awards held by our NEOs as of January 30, 2010, the last day of the Company’s 2009 fiscal year. Stock options become exercisable only as they vest.

Outstanding Equity Awards at Fiscal Year-End (Fiscal 2009)
	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
								Awards:	Payout
								Number of	Value of
	Number of	Number of					Market	Unearned	Unearned
	Securities	Securities				Number of	Value of	Shares,	Shares,
	Underlying	Underlying				Shares or	Shares or	Units, or	Units, or
	Unexercised	Unexercised				Units of	Units of	Other	Other
	Options	Options	Option			Stock that	Stock that	Rights that	Rights that
	(#)	(#)	Exercise		Option	Have Not	Have Not	Have Not	Have Not
	Exercisable	Unexercisable	Price	Option Grant	Expiration	Vested	Vested	Vested	Vested
Name & Principal Position	(1)	(2)	($)	Date	Date	(#) (3)	($)(4)	(#)(5)	($)(4)
Michael Balmuth
Vice Chairman &
Chief Executive Officer	87,286	314,227	$34.37	03/22/2007	03/22/2017	268,690	$12,340,932	161,292	$7,408,142
John G. Call	30,000	0	$9.88	03/22/2001	03/22/2011	21,000	$964,530	5,866	$269,425
Senior Vice President &	20,000	0	$18.89	03/21/2002	03/21/2012
Chief Financial Officer	24,000	0	$19.02	03/20/2003	03/20/2013
	20,000	0	$29.42	03/17/2004	03/17/2014
	20,000	0	$28.61	03/17/2005	03/17/2015
	14,000	0	$29.66	04/13/2006	04/13/2016
Total:	128,000
Barbara Rentler
President &
Chief Merchandising Officer	20,000	0	$27.06	01/05/2004	01/05/2014	253,596	$11,647,664	23,462	$1,077,610
	19,000	0	$27.81	03/16/2006	03/16/2016
Total:	39,000
Michael B. O'Sullivan	110,362	0	$24.47	09/08/2003	09/08/2013	186,195	$8,551,936	23,462	$1,077,610
President &	10,000	0	$29.42	03/17/2004	03/17/2014
Chief Operating Officer	58,557	0	$28.69	02/07/2005	02/07/2015
	19,000	0	$27.81	03/16/2006	03/16/2016
Total:	197,919
Lisa Panattoni
Group Executive Vice
President, Merchandising	0	0				187,767	$8,624,138	23,462	$1,077,610

(1)	Represents outstanding stock options that are fully vested and unexercised as of the end of fiscal 2009.
(2)	Represents stock options that remain unvested and unexercisable as of the end of fiscal 2009:
	a.	Mr. Balmuth: The option will vest as follows: 40% of the shares vested monthly during the year ending January 29, 2010 and 60% of the shares to vest monthly during the year ending January 29, 2011.

(3)	Represents shares of unvested restricted stock held by each NEO as of the end of the fiscal year:
	a.	Mr. Balmuth: Consists of 139,657 shares that will vest on January 29, 2011; and 129,033 shares that will vest on March 18, 2012.
b.
Mr. Call: Consists of 2,830 shares that vested on March 31, 2010; 4,365 shares that will vest on March 22, 2011; 2,393 shares that will vest on March 31, 2011; 6,280 shares that will vest on March 19, 2013; and 5,132 shares that will vest on March 18, 2014.

c.
Ms. Rentler: Consists of 14,384 shares that vested on March 16, 2010; 10,795 shares that vested on March 31, 2010; 60,764 shares that will vest on March 31, 2011; 21,529 shares that will vest on March 19, 2012; 25,117 shares that will vest on March 19, 2013; 22,920 shares that will vest on March 17, 2014; 29,326 shares that will vest on March 18, 2014; and 68,761 shares that will vest on March 17, 2015.

d.
Mr. O’Sullivan: Consists of 5,394 shares that vested on March 16, 2010; 8,864 shares that vested on March 31, 2010; 7,274 shares that will vest on March 22, 2011; 8,373 shares that will vest on March 31, 2011; 17,941 shares that will vest on March 19, 2012; 7,274 shares that will vest on March 22, 2012; 21,528 shares that will vest on March 19, 2013; 22,920 shares that will vest on March 17, 2014; 29,326 shares that will vest on March 18, 2014; and 57,301 shares that will vest on March 17, 2015.

e.
Ms. Panattoni: Consists of 27,860 shares that vested on March 31, 2010; 26,634 shares that will vest on March 31, 2011; 21,529 shares that will vest on March 19, 2012; 25,117 shares that will vest on March 19, 2013; 29,326 shares that will vest on March 18, 2014; and 57,301 shares that will vest on March 17, 2015.

(4)
The market value of the unvested shares is calculated by multiplying the number of shares by the closing price per share of the Company’s common stock of $45.93 on January 29, 2010 (the last trading day of the fiscal year) on the NASDAQ.

(5)
Represents performance share awards, for the target number of shares that are issuable, subject to attainment of performance conditions based on adjusted pre-tax profit. For fiscal 2009, the Company achieved a level of pre-tax profit relative to the target which provided for the settlement equaling 200% of the target award, which was issued in shares on March 31, 2010, subject to the following vesting schedule:

	a.	Mr. Balmuth: Consists of 161,292 shares that will vest on January 28, 2012.
	b.	Mr. Call: Consists of 1,760 shares that vested on March 31, 2010; 1,760 shares that will vest on March 31, 2011; and 2,346 shares that will vest on March 31, 2012.
	c.	Ms. Rentler: Consists of 7,039 shares that vested on March 31, 2010; 7,039 shares that will vest on March 31, 2011; and 9,384 shares that will vest on March 31, 2012.
	d.	Mr. O’Sullivan: Consists of 7,039 shares that vested on March 31, 2010; 7,039 shares that will vest on March 31, 2011; and 9,384 shares that will vest on March 31, 2012.
	e.	Ms. Panattoni: Consists of 7,039 shares that vested on March 31, 2010; 7,039 shares that will vest on March 31, 2011; and 9,384 shares that will vest on March 31, 2012.

OPTION EXERCISES AND STOCK VESTED

The following table provides information with respect to our NEOs concerning the number of shares and the value realized upon the exercise of stock options and upon the vesting of restricted stock during the fiscal year ended January 30, 2010:

Option Exercises and Stock Vested (Fiscal 2009)
	Option Awards		Stock Awards
	Number of
	Shares Acquired	Value Realized on	Number of Shares	Value Realized
Name & Principal	on Exercise	Exercise	Acquired on Vesting	on Vesting
Position	(#)	($) (1)	(#) (2)	($) (3)
Michael Balmuth
Vice Chairman &
Chief Executive Officer	521,446	$5,443,271	93,105	$4,276,313
John G. Call
Senior Vice President &
Chief Financial Officer	0	$0	13,056	$452,296
Barbara Rentler
President &
Chief Merchandising Officer	58,557	$795,140	37,776	$1,286,353
Michael B. O'Sullivan
President &
Chief Operating Officer	0	$0	32,618	$1,108,549
Lisa Panattoni
Group Executive Vice
President, Merchandising	80,263	$1,343,190	9,891	$385,947

(1)	The value realized from the exercise of stock options is calculated by multiplying the number of exercised shares by the difference between the exercise price and either the sale price (for a same-day-sale transaction), or the closing price per share of the Company’s common stock on the NASDAQ on the date of exercise.
(2)	Represents the number of shares of restricted stock held by each NEO that vested during the fiscal year.
(3)	The value realized on vesting represents the number of shares of restricted stock that vested during fiscal 2009 multiplied by the closing price per share of the Company’s common stock on the NASDAQ on the applicable vesting date.

NON-QUALIFIED DEFERRED COMPENSATION

The following table provides information with respect to the NEOs concerning their participation in the Company’s Non-Qualified Deferred Compensation Plan (the “NQDC Plan”) and their activity in terms of contributions, aggregate earnings and any withdrawal activity during the year, and their account balances as of January 30, 2010. The Company made no contributions to the earnings reflected in the table during fiscal 2009.

Non-Qualified Deferred Compensation (Fiscal 2009)
	Account	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Balance at	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at
Name & Principal Position	2/1/09	Last FY (1)	Last FY	Last FY	Distributions	1/30/10
Michael Balmuth
Vice Chairman &
Chief Executive Officer	$696,954	$0	$0	$4,284	$0	$701,238
John G. Call
Senior Vice President &
Chief Financial Officer	$999,596	$221,707	$0	$250,435	$0	$1,471,738
Barbara Rentler
President &
Chief Merchandising Officer	$0	$0	$0	$0	$0	$0
Michael B. O'Sullivan
President &
Chief Operating Officer	$0	$0	$0	$0	$0	$0
Lisa Panattoni
Group Executive Vice
President, Merchandising	$0	$0	$0	$0	$0	$0

(1)
Mr. Call’s contribution represents a portion of the bonus earned under the Company’s Second Amended and Restated Incentive Compensation Plan (“Incentive Compensation Plan”) for the 2008 fiscal year that was subsequently paid in March 2009 based on the level of pre-tax earnings achieved relative to the pre-established target established in March 2008. His contribution is reflected in the fiscal 2009 Non-Equity Incentive Compensation in the Summary Compensation Table.

Under the terms of the Company’s NQDC Plan, all executive officers and vice presidents are eligible to defer up to 100% of their base salary and up to 100% of their annual incentive bonus earned during the year, at their election. The executive can choose from a variety of investment options under the NQDC Plan. Individual contributions and associated earnings may be deferred, without any distributions, for a maximum period of up to twelve months after the executive officer’s termination from the Company, at which time the aggregate balance in the executive’s NQDC Plan account pays out either in a lump sum or in annual installments of up to a maximum of ten years, as elected by the executive.

Executive officers are eligible for a Company match for their NQDC Plan contributions to the extent that the executive officer did not receive the full Company match for which employees are eligible under the Company’s 401(k) Plan. In fiscal 2009, none of our NEOs received such a match.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As described in the “Discussion of Summary Compensation Table”, we have entered into employment agreements with each of our NEOs. These agreements provide for certain payments and other benefits if an NEO’s employment terminates under circumstances specified in the agreement or if there is a “change in control” of the Company. The following table describes and quantifies estimated potential payments and benefits that would become payable under the NEOs’ employment agreements if the NEOs’ employment terminated on January 29, 2010, the last business day of our most recently completed fiscal year, or if a change in control occurred on that date. The amounts contained in the table are based on each NEO’s period of service and compensation as of January 29, 2010 and, where applicable, the Company’s closing stock price on that date. The table presents estimates of incremental amounts that would become payable had a triggering event occurred on January 29, 2010 and does not include amounts that were earned and payable as of that date regardless of the occurrence of a triggering event. The actual amounts to be paid in any instance can only be determined at the time of a triggering event.

Potential Payments upon Termination or Change in Control

						Termination
		Termination				without
		Without	Termination	Termination for	Change in	Cause or for
		Cause, for	upon Non-	Cause,	Control	Good Reason
		Good	Renewal of	Voluntary	Regardless	Following a
		Reason or	Employment	Resignation or	of	Change in
Name & Principal Position	Type of Payment	Disability	Agreement	Death	Termination	Control
Michael Balmuth	Cash Severance (1)	$4,225,160	$0	$0	$0	$4,230,956
Vice Chairman &	Equity Acceleration (2)	$17,507,535	$8,689,371	$0	$16,045,002	$3,632,464
Chief Executive Officer	Estate/Financial Planning (3)	$460,000	$460,000	$460,000	$0	$460,000
	Health / Welfare Payments (4)	$1,192,746	$1,192,746	$1,192,746	$0	$1,192,746
	Transaction Payment (5)	$0	$0	$0	$3,000,000	$0
	Gross Up on Excise Tax (6)	n/a	n/a	n/a	$0
	Total:	$23,385,441	$10,342,117	$1,652,746	$19,045,002	$9,516,166
John G. Call	Cash Severance (1)	$1,665,793	$0	$0	$0	$1,665,793
Senior Vice President &	Equity Acceleration (2)	$801,073	$560,777	$0	$1,099,243	$0
Chief Financial Officer	Estate/Financial Planning (3)	$0	$0	$0	$0	$21,699
	Health / Welfare Payments (4)	$0	$0	$0	$0	$114,290
	Transaction Payment (5)	$0	$0	$0	$1,000,080	$0
	Gross Up on Excise Tax (6)	n/a	n/a	n/a	$0
	Total:	$2,466,866	$560,777	$0	$2,099,323	$1,801,782
Barbara Rentler	Cash Severance (1)	$7,211,810	$0	$0	$0	$5,171,228
President &	Equity Acceleration (2)	$5,611,864	$4,652,132	$0	$12,186,469	$0
Chief Merchandising Officer	Estate/Financial Planning (3)	$0	$0	$0	$0	$75,058
	Health / Welfare Payments (4)	$0	$0	$0	$0	$219,633
	Transaction Payment (5)	$0	$0	$0	$1,500,000	$0
	Gross Up on Excise Tax (6)	n/a	n/a	n/a	$4,014,515
	Total:	$12,823,674	$4,652,132	$0	$17,700,984	$5,465,919
Michael B. O'Sullivan	Cash Severance (1)	$6,423,669	$0	$0	$0	$4,606,091
President &	Equity Acceleration (2)	$3,639,689	$2,707,105	$0	$9,090,741	$0
Chief Operating Officer	Estate/Financial Planning (3)	$0	$0	$0	$0	$75,058
	Health / Welfare Payments (4)	$0	$0	$0	$0	$252,207
	Transaction Payment (5)	$0	$0	$0	$1,500,000	$0
	Gross Up on Excise Tax (6)	n/a	n/a	n/a	$3,924,150
	Total:	$10,063,358	$2,707,105	$0	$14,514,891	$4,933,356
Lisa Panattoni	Cash Severance (1)	$6,096,058	$0	$0	$0	$4,371,178
Group Executive Vice	Equity Acceleration (2)	$4,525,970	$3,566,238	$0	$9,162,943	$0
President, Merchandising	Estate/Financial Planning (3)	$0	$0	$0	$0	$70,888
	Health / Welfare Payments (4)	$0	$0	$0	$0	$76,975
	Transaction Payment (5)	$0	$0	$0	$1,500,000	$0
	Gross Up on Excise Tax (6)	n/a	n/a	n/a	$3,135,596
	Total:	$10,622,028	$3,566,238	$0	$13,798,539	$4,519,041

(1)	Cash severance is equal to the sum of the NEO’s salary and annual bonus payable for the period beginning on January 30, 2010, as of the day following the assumed employment termination date and ending on the last day of the current term of employment under each NEO’s respective employment agreement, except that in the case of a termination “Without Cause” or “for Good Reason” following a change in control the cash severance is 2.99 times the sum of the NEO’s then current annual base salary and target annual bonus (except as to Mr. Balmuth and Mr. Call, as described). The annual bonus amount is determined in accordance with the NEO’s employment agreement, as described below. The cash severance amounts reflected in the table do not include the additional payments triggered by a change in control of the Company without regard to termination of employment. These additional payments are reported as “transaction payments”, as described in note 5 below. The annual salary rates (including the life insurance premium reimbursement treated as salary, as described in footnote 1 to the Summary Compensation Table) as of January 29, 2010 upon which the cash severance is determined are: Mr. Balmuth, $1,057,739, Mr. Call, $495,287, Ms. Rentler, $934,869, Mr. O’Sullivan, $832,702, and Ms. Panattoni, $835,390. The annual bonus rates upon which the cash severance is determined, as provided by their respective employment agreements described below are: Mr. Balmuth, $1,057,739 (100% of salary); Mr. Call, $272,408 (55% of salary); Ms. Rentler, $794,639 (85% of salary); Mr. O’Sullivan, $707,797 (85% of salary); and Ms. Panattoni, $626,543 (75% of salary).

(2)	Equity acceleration represents the intrinsic value of the unvested stock options, restricted stock and performance share awards held by each NEO on the assumed termination date of January 29, 2010, the vesting of which would be accelerated upon the applicable triggering event to the extent provided by the terms of the NEO’s employment agreement (as described below). The amounts reflected in the “Change in Control Regardless of Termination” column assume that outstanding options are assumed by the acquiring or successor corporation and therefore are not subject to accelerated vesting on a “single trigger” basis. See “Applicable Terms of Equity Awards” below. The value of each share subject to accelerated stock option vesting is based on the difference between our common stock’s closing market price of $45.93 on the NASDAQ on January 29, 2010 and the option’s exercise price per share. The value of each share subject to accelerated restricted stock and performance share award vesting is equal to the January 29, 2010 closing market price. The number of shares remaining unvested under each NEO’s stock option, restricted stock awards and performance share awards is set forth in the “Outstanding Equity Awards at Fiscal Year-End” table.

(3)	These amounts represent continued reimbursement by the Company of the NEO’s estate and financial planning expenses for the period provided by the NEO’s employment agreement, as described below. The amounts presented assume each NEO receives the maximum annual benefit provided by the Company, as follows: Mr. Balmuth, $20,000, Mr. Call, $10,000, $18,000 for each of Ms. Rentler and Mr. O’Sullivan, and Ms. Panattoni, $17,000. Mr. Balmuth is entitled to lifetime benefits, assumed to be provided for his life expectancy of 23 years and each of the other NEOs is entitled to the greater of two years or the remainder of the agreement term upon a termination of employment following a change in control.

(4)	In accordance with Mr. Balmuth’s employment agreement described below, the amounts included in the table for Mr. Balmuth reflect the lifetime provision at the Company’s expense for Mr. Balmuth of executive medical, dental, vision, behavioral health insurance, life insurance, accidental death and dismemberment insurance, travel insurance, group excess personal liability insurance and certain “matching contributions” (as that term is defined by his employment agreement), to the extent provided to him at the date of the applicable event. This value was calculated based on the current annual cost of those benefits of $51,859 and life expectancy of 23 years for Mr. Balmuth. For the other NEOs, the amounts in the table reflect medical, dental, vision and behavioral health insurance coverage for the greater of two years or the remainder of the agreement term upon a termination of employment following a change in control. In addition, Mr. Balmuth’s spouse is entitled to medical insurance for so long as Mr. Balmuth remains married and employed by the Company.

(5)	The transaction payments are additional cash compensation paid on a “single trigger” basis following a change in control of the Company. These amounts are not conditioned on termination of employment and are paid as additional salary for a period of two years or until the NEO voluntarily resigns (except for Mr. Balmuth), dies or is terminated for cause. For the purposes of this table, a change in control is assumed to occur on January 29, 2010, and the transaction payment period is assumed to commence on January 30, 2010. The annual transaction payments are: Mr. Balmuth, $1,500,000, Mr. Call, $500,040, Ms. Rentler, $750,000, Mr. O’Sullivan, $750,000, and Ms. Panattoni, $750,000.

(6)	NEOs may be subject to a federal excise tax on compensation they receive in connection with a change in control of the Company. The value determined in accordance with Section 280G of the Internal Revenue Code of payments and benefits provided to an NEO that are contingent upon a change in control or a closely related event, such as termination of employment, may be subject to a 20% excise tax to the extent of the excess of such value over the NEO’s average annual taxable compensation from the Company for the five years preceding the year of the change in control (or such shorter period as the NEO was employed by the Company) if the total value of such payments and benefits equals or exceeds an amount equal to three times such average annual taxable compensation. As described below, an NEO who incurs any such excise tax will be entitled to receive from the Company a “gross-up payment” in an amount necessary to place him or her in the same after-tax position had no portion of such contingent payments been subject to excise tax. The amount of the gross-up payments in the table are based on a Section 4999 excise tax rate of 20%, the maximum federal marginal income tax rate of 35% and the maximum marginal rate of the applicable state (and city if applicable) income tax after adjustment to reflect the deductibility of state and city income tax for federal income tax purposes (i.e., an adjusted New York state income tax rate of 5.83% applicable to Ms. Rentler; an adjusted California income tax rate of 6.86% applicable to Mr. O’Sullivan; an adjusted New York state and city income tax rate of 8.20% applicable to Ms. Panattoni). In accordance with the NEO employment agreements, Medicare tax and the phase-out of itemized deductions have not been taken into account. For the purposes of this calculation, it is assumed that the amounts subject to Section 280G will not be discounted as attributable to reasonable compensation, that no value will be attributed to any non-competition agreement applicable to the NEO, and that equity awards granted during the one-year period before the change in control will not be treated as contingent upon the change in control. A portion of the gross-up on excise tax will be paid upon a change in control and the balance upon termination of employment following a change in control.

Triggering Events

The right to payments and benefits upon termination of employment described in the table depend upon the circumstances of an NEO’s termination. These circumstances are defined in each NEO’s employment agreement, and include the following:
  Termination without Cause: We will have terminated an NEO without cause if we terminate the NEO’s employment for any reason other than “cause” or the NEO’s disability or death.

  Termination for Cause: We will have “cause” for termination if an NEO continuously fails to perform his or her duties or intentionally engages in illegal or grossly negligent conduct that is materially injurious to the Company. Prior to such termination, we are required to give the NEO a specified notice, and the NEO must have failed to cure his or her conduct, to the extent a cure is possible, within a specified period.

  Termination for Good Reason: An NEO may resign for “good reason” within six months after any of the following events: (1) the Company’s failure to comply with any material provision of the NEO’s employment agreement within ten days after written notice to the Company of its failure; (2) a significant diminishment in the nature or scope of the NEO’s position without his or her consent; or (3) without his or her consent, a relocation of the NEO’s principal place of employment by more than 25 miles (40 miles in the case of Mr. Balmuth). In addition, Mr. Balmuth’s agreement permits him to resign for good reason if he is not elected Chairman of the Board of Directors when Mr. Ferber ceases to fill that office.

  Termination Due to Disability: An NEO’s employment will have terminated due to disability if the NEO fails to perform his or her duties on a full-time basis for a period of six consecutive months as a result of a physical or mental illness or condition.

  Termination upon Non-Renewal of Employment Agreement: The NEOs’ employment agreements typically provide for an initial term of three or four years, subject to one or more extensions for additional consecutive terms of two years. However, an NEO’s employment agreement will expire at the end of its then current term if either the NEO fails to request an extension of the employment agreement term or the Board of Directors does not approve the extension.

  Voluntary Resignation: An NEO’s employment terminates as a result of voluntary resignation if the NEO resigns for any reason other than “good reason” or disability.
In addition to payments and benefits resulting from the employment termination circumstances described above, the NEOs’ employment agreements provide for certain payments and benefits in connection with a change in control of the Company. These payments and benefits have either a “single trigger” or a “double trigger”, as follows:
  Change in Control without Regard to Termination: As described below, the NEOs’ employment agreements provide for specified payments and benefits on a “single trigger” basis, meaning that they are triggered by the occurrence of a change in control of the Company and are not conditioned on the NEO’s subsequent termination of employment. The NEO employment agreements provide that a “change in control” of the Company occurs if (1) any person or group acquires more than 35% of the total fair market value or voting power of the Company’s stock, (2) the Company is a party to a merger after which the Company’s stockholders do not retain at least a majority of the voting stock of the surviving company, or (3) there is a sale, exchange or transfer of substantially all of the Company’s assets.

  Termination without Cause or for Good Reason following Change in Control: In addition to the payments and benefits provided on a “single trigger” basis, the NEOs’ employment agreements provide for certain payments and benefits on a “double trigger” basis. These additional payments and benefits are provided if, within one year following a change in control (or, in the case of NEOs other than Mr. Balmuth, within the period beginning one month prior to and ending twelve months after the change in control), the NEO’s employment is terminated without cause or the NEO resigns for good reason.

Employment Agreement with Mr. Balmuth

Our agreement with Mr. Balmuth provides that if his employment is terminated without cause, if he resigns for good reason, or if his employment terminates due to disability, he would be entitled to continued payment of his then current salary through the remaining term of his employment agreement. He would also be entitled to continued payment of an annual bonus through the remainder of the agreement term, with the bonus amount based on the annual bonus that would have been earned had he not been terminated, but in any case not to exceed 100% of his target bonus. In addition, all of Mr. Balmuth’s stock options would vest in full, all performance share awards would vest in full based on actual achievement of the performance goals, all restricted shares earned through performance share awards would vest in full, and his restricted stock would vest on a pro rata basis.

If Mr. Balmuth’s employment agreement expires as a result of its non-renewal, he would be entitled to any compensation and benefits earned through the date of expiration. In addition, he would vest in a pro rata portion of his restricted stock awards and performance share awards. His stock options would cease to vest as of his employment termination date. He would also be entitled to receive an annual bonus for the completed fiscal year as if he was employed at the time the bonus was paid under the Incentive Compensation Plan.

If Mr. Balmuth is terminated for cause, resigns voluntarily other than for good reason, or dies, he would be entitled to payment of salary through the termination date and any bonus that was fully earned prior to the termination date. The vesting of his stock options would cease as of the termination date, and any unvested restricted stock awards and performance share awards would be forfeited.

In addition to the payments and benefits described above, under the terms of his employment agreement, Mr. Balmuth will continue to be eligible for certain Company-paid benefits until death, regardless of the reason for Mr. Balmuth’s termination of employment. These benefits include executive medical, dental, vision and behavioral health insurance, life insurance, accidental death and dismemberment insurance, travel insurance, group excess personal liability insurance, estate planning expense reimbursements and certain “matching contributions” (as that term is defined in his agreement). In addition, Mr. Balmuth’s spouse is entitled to medical insurance for so long as Mr. Balmuth remains married and employed by the Company.

If the Company undergoes a change in control, the term of Mr. Balmuth’s employment agreement will continue until the later of two years after the change in control or the expiration of the agreement’s then current term. Mr. Balmuth would be entitled to continued payment of his then current salary and annual bonus during this period. In addition to these payments, Mr. Balmuth would receive as additional salary the sum of $1,500,000 per year for two years after the effective date of the change in control or until he dies or is terminated for cause. All shares of restricted stock awards and performance share awards held by Mr. Balmuth would become fully vested, the target number of performance share awards would vest in full and all unvested stock options held by Mr. Balmuth would either be assumed by the acquiring or successor corporation or become fully vested as described below under “Applicable Terms of Equity Award Plans”.

If within one year following a change in control of the Company, Mr. Balmuth’s employment is terminated either by the Company without cause or he resigns for any reason, in addition to the compensation and benefits triggered by the change in control as described above, Mr. Balmuth would be entitled to a lump sum payment equal to the product of (a) the sum of (i) his then current salary plus (ii) the greater of the most recent annual bonus paid to him or his target bonus for the fiscal year in which such termination occurs, and (b) the greater of two or the number of full and partial years remaining under the term of his employment agreement. Further, all stock options held by Mr. Balmuth would become fully vested and would remain exercisable for a period of two years from the date of his termination.

Mr. Balmuth’s employment agreement provides that if he becomes subject to any excise tax imposed by Section 4999 of the Internal Revenue Code on “excess parachute payments” as a result of any payments and benefits he receives under his employment agreement or any other Company plan or agreement, then the Company will pay to Mr. Balmuth a “gross-up payment”. The gross-up payment will be in an amount necessary to place him in the same after-tax position had no portion of such payments and benefits been subject to the excise tax.

Employment Agreements with Mr. Call, Ms. Rentler, Mr. O’Sullivan and Ms. Panattoni

Our agreements with Mr. Call, Ms. Rentler, Mr. O’Sullivan, and Ms. Panattoni provide that if the NEO’s employment is terminated without cause, he or she resigns for good reason, or his or her employment terminates due to disability, the NEO would be entitled to continued payment of his or her then current salary through the remaining term of the employment agreement. The NEO would also be entitled to continued payment of an annual bonus through the remainder of the agreement term, with the bonus amount based on the annual bonus that would have been earned had the NEO not been terminated, but in any case not to exceed 100% of his or her target bonus. In addition, all stock options held by the NEO would vest in full, all performance share awards would vest in full based on actual achievement of the performance goals, all restricted shares earned through performance share awards would vest in full and the NEO would vest in a pro rata portion of his or her restricted stock awards.

If the NEO’s employment agreement expires as a result of its non-renewal, he or she would be entitled to any compensation and benefits earned through the date of expiration. In addition, the NEO would be entitled to receive an annual bonus for the year of termination, pro rated for the portion of the bonus year elapsing prior to termination of employment, based on the annual bonus that would have been earned had the NEO not been terminated, but in any case not to exceed 100% of his or her target bonus. Further, the NEO would vest in a pro rata portion of his or her restricted stock awards, including restricted stock earned through performance share awards, based on the number of full months of employment between the date of grant and his or her termination date. If the employment agreement expires prior to the end of a performance period, the NEO vests in 30% of the performance share awards that would have vested based on performance target achievement, but pro rated for full months of employment during the performance period. The NEO’s stock options would cease to vest as of his or her employment termination date.

If the NEO is terminated for cause, resigns voluntarily other than for good reason, or dies, he or she would be entitled to payment of salary through the termination date and any bonus that was fully earned prior to the termination date. The vesting of the NEO’s stock options would cease as of the termination date, any performance share awards are forfeited and any unvested restricted stock awards would be forfeited.

Our agreements with Mr. Call, Ms. Rentler, Mr. O’Sullivan, and Ms. Panattoni provide that in the event there is a change in control of the Company, each NEO would be entitled to receive as additional salary a specified sum payable for two years after the effective date of the change in control, unless and until the NEO voluntarily resigns or is terminated for cause. Such amounts are: Mr. Call, $500,040, Ms. Rentler, $750,000, Mr. O’Sullivan, $750,000, and Ms. Panattoni, $750,000. Further, all restricted stock held by these NEOs would vest in full, the target number of performance share awards would vest in full and all unvested stock options would either be assumed by the acquiring or successor corporation or become fully vested as described below under “Applicable Terms of Equity Award Plans”.

If within a period beginning one month prior to and ending one year following a change in control of the Company, the NEO’s employment is terminated either by the Company without cause or he or she resigns for good reason, the NEO would be entitled to a cash payment equal to 2.99 times the sum of his or her then current salary and target annual bonus (except for Mr. Call, who would receive salary and annual bonus for the greater of the remainder of his term or two years, with the annual bonus based on the greater of bonus earned for the fiscal year prior to termination or 100% of target bonus for fiscal year terminated). In addition, the NEO would be entitled to continuation of health care coverage at the Company’s expense and reimbursement of estate planning expenses for the remainder of the contract term or two years following his or her termination, whichever is greater.

The NEOs’ employment agreements provide that if he or she becomes subject to any excise tax imposed by Section 4999 of the Internal Revenue Code on “excess parachute payments” as a result of any payments and benefits the NEO receives under his or her employment agreement or any other Company plan or agreement, then the Company will pay to the NEO a “gross-up payment”. The gross-up payment will be in an amount necessary to place the NEO in the same after-tax position had no portion of such payments and benefits been subject to the excise tax.

Applicable Terms of Equity Award Plans

Under the terms of our equity award plans, the Board of Directors generally has the discretion to provide for the acceleration of vesting in the event of a change in control or other circumstances as determined by the Board in its discretion. Under the terms of the individual award agreements for each participant in our equity award plans, including executive officers, the Board has provided that, in the event of a change in control of the Company, any unvested shares of restricted stock will automatically become completely vested and the vesting of any outstanding stock options that are not assumed by the acquiring or successor corporation will be accelerated in full.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Orban and Mr. Bjorklund have served on our Compensation Committee of our Board for the past fiscal year. None of the members of the Compensation Committee are or have been an officer or employee of the Company. During fiscal 2009, no member of the Compensation Committee had any relationship with the Company requiring disclosure of a related party transaction under Item 404 of Regulation S-K. During fiscal 2009, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officers served on our Compensation Committee or Board.

RELATED PERSON TRANSACTIONS

The Company maintains consulting and benefits agreements with Mr. Ferber, its Chairman of the Board. Further details are described in this Proxy Statement under the caption “Compensation of Directors”. The Company’s procedure for the review, approval or ratification of related party transactions is to present them to the Audit Committee for its approval, except for compensation-related transactions approved by the Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our Directors and officers are required by Section 16 of the Securities Exchange Act of 1934 to report to the Securities and Exchange Commission their transactions in, and beneficial ownership of, our common stock, including stock options and other derivative securities. Reports received by the Company indicate that all reports were filed on a timely basis, except that Ms. Garrett did not timely file one report with respect to one transaction for the sale of 715 shares.

PROXY SOLICITATION FEES

The cost of distribution of materials and any solicitation of proxies will be borne by the Company. We have retained Broadridge Financial Solutions, Inc. to assist in the distribution of materials and to provide incremental support in soliciting proxies.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business which management intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to vote the Proxy on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

Proposals of stockholders intended to be presented at the next Annual Meeting of stockholders of the Company (1) must be received by the Company at its offices at 4440 Rosewood Drive, Pleasanton, California 94588-3050 no later than December 14, 2010 and (2) must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's Proxy Statement for that meeting.

By Order of the Board of Directors,

Mark LeHocky
Corporate Secretary

Dated:  April 13, 2010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M22720-P92005-P92073

PROXY

ROSS STORES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

       The undersigned hereby appoints Michael Balmuth and Mark LeHocky, and either of them, as attorneys of the undersigned with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Ross Stores, Inc. (the "Company"), to be held on May 19, 2010 at 1:00 p.m. PDT, at the Company's corporate office located at 4440 Rosewood Drive, Pleasanton, California 94588-3050, and at any continuation, postponement or adjournment thereof, with all powers which the undersigned might have if personally present at the meeting.

       WHERE NO CONTRARY CHOICE IS INDICATED BY THE STOCKHOLDER, THIS PROXY, WHEN RETURNED, WILL BE VOTED FOR ALL NOMINEES AND FOR EACH OF THE PROPOSALS AND WITH DISCRETIONARY AUTHORITY UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

ROSS STORES, INC. 4440 ROSEWOOD DRIVE PLEASANTON, CA 94588-3050
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M22719-P92005-P92073	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
ROSS STORES, INC.	For All	Withhold All	For All Except
The Board of Directors recommends that you vote FOR the following:
Proposal 1. To elect three Class III directors for a three-year term as proposed in the accompanying Proxy Statement.	☐	☐	☐
Nominees: 01) Michael J. Bush 02) Norman A. Ferber 03) Gregory L. Quesnel
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain

Proposal 2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending January 29, 2011.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date